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                   PURCHASE AND SALE AGREEMENT

                           BY AND AMONG

                        SHERMAN C. VOGEL,

                        STEPHEN A. VOGEL,

                        JEFFREY K. VOGEL,

                          JON M. VOGEL,

                         JEANETTE VOGEL,

                   SYNERGY GROUP INCORPORATED,

                         S&J INVESTMENTS,

                            SYN INC.,

                               AND

                 NORTHWESTERN GROWTH CORPORATION

                     DATED AS OF MAY 17, 1995

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                        TABLE OF CONTENTS


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I.   PURCHASE AND SALE OF ASSETS AND COMPANY STOCK

     1.1  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . .   4
     1.2  PURCHASE AND SALE OF COMPANY STOCK  . . . . . . . .   4
     1.3  CONSIDERATION FOR THE ASSETS  . . . . . . . . . . .   5
     1.4  CONSIDERATION FOR THE S&J ASSETS  . . . . . . . . .   5
     1.5  CONSIDERATION FOR THE SERIES B SHARES . . . . . . .   5
     1.6  CONSIDERATION FOR THE SHARES. . . . . . . . . . . .   6
     1.7  DETERMINATION OF WORKING CAPITAL  . . . . . . . . .   9
     1.8  CONTRACT ESCROW FUNDS . . . . . . . . . . . . . . .  11
     1.9  C&L MATTERS ESCROW FUNDS  . . . . . . . . . . . . .  12

II.  DIRECTIONS RELATING TO THE ASSET PURCHASE PRICE
     AND RELATED MATTERS

     2.1  THE ASSET PURCHASE PRICE  . . . . . . . . . . . . .  13
     2.2  ADDITIONAL SERIES A NOTES REDEMPTION AMOUNT . . . .  14
     2.3  PURCHASE AND SALE OF SERIES B NOTES . . . . . . . .  14
     2.4  ADDITIONAL CREDIT AGREEMENT AMOUNT  . . . . . . . .  15

III. THE CLOSINGS

     3.1  FIRST CLOSING . . . . . . . . . . . . . . . . . . .  15
     3.2  SECOND CLOSING  . . . . . . . . . . . . . . . . . .  16
     3.3  DELIVERIES AT THE FIRST CLOSING.  . . . . . . . . .  16
     3.4  DELIVERIES BY BUYER AT THE SECOND CLOSING.  . . . .  18
     3.5  DELIVERIES BY THE STOCKHOLDERS AND S&J AT THE
          SECOND CLOSING. . . . . . . . . . . . . . . . . . .  20

IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     4.1   ORGANIZATION AND QUALIFICATION OF THE COMPANY  . .  22
     4.2   AUTHORITY  . . . . . . . . . . . . . . . . . . . .  23
     4.3   CAPITALIZATION . . . . . . . . . . . . . . . . . .  25
     4.4   CONSENTS AND APPROVALS; NO VIOLATION . . . . . . .  28
     4.5   FINANCIAL STATEMENTS . . . . . . . . . . . . . . .  29
     4.6   ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . .  31
     4.7   ABSENCE OF CERTAIN CHANGES . . . . . . . . . . . .  31
     4.8   REAL PROPERTY.   . . . . . . . . . . . . . . . . .  32
     4.9   PERSONAL PROPERTY.   . . . . . . . . . . . . . . .  34
     4.10  INTELLECTUAL PROPERTY  . . . . . . . . . . . . . .  37

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     4.11  LABOR MATTERS  . . . . . . . . . . . . . . . . . .  37
     4.12  TAXES  . . . . . . . . . . . . . . . . . . . . . .  39
     4.13  EMPLOYEE BENEFIT PLANS; ERISA.   . . . . . . . . .  40
     4.14  CERTAIN CONTRACTS AND ARRANGEMENTS . . . . . . . .  44
     4.15  COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . .  45
     4.16  ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . .  46
     4.17  AGREEMENTS WITH AFFILIATES . . . . . . . . . . . .  49
     4.18  SECURITIES AND EXCHANGE COMMISSION DOCUMENTS . . .  49
     4.19  CERTAIN FEES . . . . . . . . . . . . . . . . . . .  50
     4.20  INSURANCE  . . . . . . . . . . . . . . . . . . . .  50
     4.21  SAFETY WARNINGS  . . . . . . . . . . . . . . . . .  50
     4.22  ACQUISITION FOR INVESTMENT . . . . . . . . . . . .  51
     4.23  DISCLOSURE . . . . . . . . . . . . . . . . . . . .  51

     V.  REPRESENTATIONS AND WARRANTIES OF BUYER AND NGC

     5.1   ORGANIZATION AND AUTHORITY . . . . . . . . . . . .  52
     5.2   CONSENTS AND APPROVALS; NO VIOLATION . . . . . . .  54
     5.3   LITIGATION.    . . . . . . . . . . . . . . . . . .  55
     5.4   FINANCING  . . . . . . . . . . . . . . . . . . . .  55
     5.5   FINANCIAL STATEMENTS . . . . . . . . . . . . . . .  56
     5.6   ACQUISITION FOR INVESTMENT . . . . . . . . . . . .  56
     5.7   BROKERS AND FINDERS  . . . . . . . . . . . . . . .  57
     5.8   CAPITALIZATION OF BUYER. . . . . . . . . . . . . .  57
     5.9   DISCLOSURE . . . . . . . . . . . . . . . . . . . .  58
     5.10  CONTRACTS, AGREEMENTS AND ARRANGEMENTS . . . . . .  59
     5.11  SUBSIDIARIES . . . . . . . . . . . . . . . . . . .  59
     5.12  ASSETS AND LIABILITIES . . . . . . . . . . . . . .  60
     5.13  COMPLIANCE WITH LAWS . . . . . . . . . . . . . . .  60

     VI.  COVENANTS OF THE PARTIES

     6.1   CONDUCT OF BUSINESS  . . . . . . . . . . . . . . .  60
     6.2   ACCESS TO INFORMATION  . . . . . . . . . . . . . .  65
     6.3   COMMERCIALLY REASONABLE EFFORTS  . . . . . . . . .  66
     6.4   REGULATORY APPROVALS . . . . . . . . . . . . . . .  66
     6.5   CONSENTS . . . . . . . . . . . . . . . . . . . . .  67
     6.6   PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . .  67
     6.7   SUPPLEMENTAL DISCLOSURE  . . . . . . . . . . . . .  68
     6.8   BOOKS AND RECORDS  . . . . . . . . . . . . . . . .  68
     6.9   EMPLOYEES; EMPLOYEE BENEFITS . . . . . . . . . . .  69
     6.10  CERTAIN TAX MATTERS  . . . . . . . . . . . . . . .  70
     6.11  CONFIDENTIALITY AGREEMENT  . . . . . . . . . . . .  73

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     6.12  THE SERIES A NOTES . . . . . . . . . . . . . . . .  74
     6.13  FINANCING  . . . . . . . . . . . . . . . . . . . .  75
     6.14  RESIGNATIONS . . . . . . . . . . . . . . . . . . .  76
     6.15  COVENANT NOT TO COMPETE  . . . . . . . . . . . . .  76
     6.16  STOCKHOLDERS' AGREEMENT  . . . . . . . . . . . . .  77
     6.17  CONTRACT ESCROW AGREEMENT  . . . . . . . . . . . .  77
     6.18  COMPANY AUDIT  . . . . . . . . . . . . . . . . . .  77
     6.19  SUBSIDIARY CORPORATE ACTION  . . . . . . . . . . .  78
     6.20  NGC GUARANTY . . . . . . . . . . . . . . . . . . .  78
     6.21  OTHER DOCUMENTS OF BUYER . . . . . . . . . . . . .  79
     6.22  TITLE EXAMINATION  . . . . . . . . . . . . . . . .  79
     6.23  SENIOR SUBORDINATED NOTES  . . . . . . . . . . . .  79
     6.24  CAPITALIZATION . . . . . . . . . . . . . . . . . .  80
     6.25  TANK INVENTORY . . . . . . . . . . . . . . . . . .  80
     6.26  C&L MATTERS ESCROW AGREEMENT . . . . . . . . . . .  83
     6.27  THE PROMISSORY NOTE  . . . . . . . . . . . . . . .  83
     6.28  SECTION 351 OF THE CODE  . . . . . . . . . . . . .  84
     6.29  LEASE OF CERTAIN ASSETS  . . . . . . . . . . . . .  84

VII.  CONDITIONS

     7.1  CONDITIONS TO OBLIGATIONS OF THE COMPANY AND S&J
          AT THE FIRST CLOSING  . . . . . . . . . . . . . . .  85
     7.2  CONDITIONS TO OBLIGATIONS OF BUYER AT THE FIRST
          CLOSING.  . . . . . . . . . . . . . . . . . . . . .  88
     7.3  CONDITIONS TO OBLIGATIONS AT THE SECOND CLOSING.  .  91

VIII.  TERMINATION, AMENDMENT AND WAIVER

     8.1  TERMINATION . . . . . . . . . . . . . . . . . . . .  92
     8.2  PROCEDURE AND EFFECT OF TERMINATION . . . . . . . .  93
     8.3  AMENDMENT, MODIFICATION AND WAIVER  . . . . . . . .  94

IX.  SURVIVAL; INDEMNIFICATION

     9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   . . .  95
     9.2  INDEMNIFICATION BY THE STOCKHOLDERS . . . . . . . .  96
     9.3  INDEMNIFICATION BY BUYER  . . . . . . . . . . . . .  99
     9.4  GENERAL PROCEDURES  . . . . . . . . . . . . . . . .  99
     9.5  STOCKHOLDERS' AGENT . . . . . . . . . . . . . . . . 103
     9.6  INDEMNIFICATION OBLIGATIONS.  . . . . . . . . . . . 104

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XI.  C&L MATTERS

     10.1  C&L MATTERS. . . . . . . . . . . . . . . . . . . . 104
     10.2  ADJUSTMENTS TO THE C&L MATTERS ESCROW FUNDS. . . . 106
     10.3  C&L MATTERS GOVERNANCE.  . . . . . . . . . . . . . 107

XI.  MISCELLANEOUS

     11.1   FEES AND EXPENSES . . . . . . . . . . . . . . . . 110
     11.2   FURTHER ASSURANCES  . . . . . . . . . . . . . . . 110
     11.3   NOTICES . . . . . . . . . . . . . . . . . . . . . 110
     11.4   ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . 113
     11.5   SEVERABILITY  . . . . . . . . . . . . . . . . . . 113
     11.6   BINDING EFFECT; ASSIGNMENT  . . . . . . . . . . . 114
     11.7   NO THIRD PARTY BENEFICIARIES  . . . . . . . . . . 114
     11.8   COUNTERPARTS  . . . . . . . . . . . . . . . . . . 115
     11.9   INTERPRETATION  . . . . . . . . . . . . . . . . . 115
     11.10  ARBITRATION . . . . . . . . . . . . . . . . . . . 116
     11.11  GOVERNING LAW . . . . . . . . . . . . . . . . . . 116

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                   PURCHASE AND SALE AGREEMENT

          PURCHASE AND SALE AGREEMENT, dated as of May 17, 1995 (this "Agreement"), by and among Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon M. Vogel and Jeanette Vogel (collectively, the "Stockholders", and each individually, a "Stockholder"); Synergy Group Incorporated, a Delaware corporation (the "Company", and collectively with the Stockholders, "Sellers"); S&J Investments, a New York general partnership ("S&J"); SYN Inc., a Delaware corporation ("Buyer"); and Northwestern Growth Corporation, a South Dakota corporation ("NGC").

                       W I T N E S S E T H

     WHEREAS, Buyer is a corporation, newly formed by NGC and Empire Gas Corporation, a Missouri corporation ("Empire"), to consummate the transactions contemplated by this Agreement;

     WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, no par value (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), of the Company;

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     WHEREAS, certain of the Stockholders are the owners of all the issued and outstanding shares of Series A Preferred Stock, no par value (the "Series A Preferred Stock"), of the Company;

     WHEREAS, S&J is the owner of all of the issued and outstanding shares of Series B Preferred Stock, no par value (the
"Series B Preferred Stock"), of the Company;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company and certain of its Operating Subsidiaries (as defined in Section 4.3(b) hereof) desire to sell to Buyer, and Buyer desires to purchase from the Company and such Operating Subsidiaries, certain assets of the Company and such Operating Subsidiaries;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Common Stock and Series A Preferred Stock owned by the
Stockholders;

     WHEREAS, certain of the Stockholders are the general partners of S&J and, upon the terms and subject to the conditions of this Agreement, desire to cause S&J to sell to Buyer, and Buyer desires to purchase from S&J, certain assets owned by S&J which are currently leased to the Company and its Operating Subsidiaries and all of the Series B Preferred Stock owned by S&J.

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          NOW, THEREFORE, in consideration of the foregoing and
the representations, warranties, covenants, agreements and conditions contained herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.   PURCHASE AND SALE OF ASSETS AND COMPANY STOCK

     1.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, concurrently at the First Closing (as defined in Section 3.1 hereof), with the closing of each transaction conditioned upon the closing of the other, (a) the Company shall, and shall cause certain of its Operating Subsidiaries to, sell, assign, convey and transfer to Buyer, and Buyer shall purchase, acquire and accept from the Company and such Operating Subsidiaries, clear title to the assets set forth on Schedule I attached hereto (the "Assets"), and (b) S&J shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase, acquire and accept from S&J, clear title to the assets set forth on Schedule II attached hereto (the "S&J Assets").

     1.2 PURCHASE AND SALE OF COMPANY STOCK. Upon the terms and subject to the conditions of this Agreement, concurrently at the Second Closing (as defined in Section 3.2 hereof), with the closing of each transaction conditioned upon the closing of the

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other, (a) S&J shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from S&J, 1670 shares of Series B Preferred Stock (the "Series B Shares"), and (b) the Stockholders shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Stockholders, 405 shares of Class A Common Stock, 405 shares of Class B Common Stock, and 2500 shares of Series A Preferred Stock (such shares of Common Stock, together with such shares of Series A Preferred Stock, the "Shares").

     1.3 CONSIDERATION FOR THE ASSETS. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment, conveyance and transfer of the Assets, at the First Closing, Buyer shall pay $80,826,000 in cash (the "Asset Purchase Price") to the Company and its Operating Subsidiaries or, as directed by the Company in Section 2.1 hereof, on behalf of the Company and its Operating Subsidiaries, to the person or persons set forth in Section 2.1 hereof.

     1.4 CONSIDERATION FOR THE S&J ASSETS. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment, conveyance and transfer and delivery of the S&J Assets, at the First Closing, Buyer shall pay $1,500,000 in cash (the "S&J Asset Purchase Price") to S&J.

     1.5 CONSIDERATION FOR THE SERIES B SHARES. Upon the terms and subject to the conditions of this Agreement, in consideration

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of the aforesaid sale, conveyance, assignment, transfer and delivery of the Series B Shares at the Second Closing, Buyer shall pay $16,700,000 in cash (the "Series B Shares Purchase
Price") to S&J.

     1.6  CONSIDERATION FOR THE SHARES.

          (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, at the Second Closing, Buyer shall pay or deliver to, or as directed by, the Stockholders: (i) the Cash Component (as defined below) plus or minus an estimate, prepared by the Stockholders with the assistance of the Company's accountants, delivered to Buyer (and accompanied by the consolidated balance sheet of the Company and its Subsidiaries, as of the month end required by the proviso in this sentence, prepared from their books and records on a basis consistent with the Interim Statements (as defined in Section 4.5 hereof)) at least ten business days prior to the First Closing Date of the amount of any adjustment to the Cash Component under Sections 1.6(b) and 1.6(c) hereof (the Cash Component plus or minus such estimate being hereinafter called the "Closing Date Amount"); provided, however, that for purposes of determining the estimate to be used in calculating the Closing Date Amount, the most recent month end next preceding the First Closing Date by at least fifteen business days shall be substituted for the Second

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Closing Date in Sections 1.6(b) and 1.6(c) hereof, (ii) a
promissory note in the principal amount of $1,250,000, executed by Buyer as the maker, dated as of the Second Closing Date, and made payable to the order of the Stockholders as set forth therein (the "Promissory Note"), (iii) 2,500 shares of Buyer Series A Preferred Stock (as defined in Section 5.8 hereof), and
(iv) 17,500 shares of Buyer Common Stock (as defined in Section
5.8 hereof) (such Buyer Common Stock, collectively with the Promissory Note, the Buyer Series A Preferred Stock and the Cash Component (as adjusted pursuant to this Section 1.6), the "Stock Purchase Price"). The "Cash Component" shall equal $137,500,000 in cash minus (1) the Asset Purchase Price, (2) the S&J Asset Purchase Price, (3) the Series B Shares Purchase Price, (4) the amounts payable pursuant to Section 2.4 hereof other than the additional interest referred to therein, (5) the Senior Subordinated Note Amount (as defined in Section 6.23 hereof) (6) the Contract Escrow Cash (as defined in Section 1.8 hereof), and
(7) the C&L Stockholder Amount (as defined in Section 1.9 hereof).

          (b) The Cash Component shall be increased by the amount by which the Working Capital (as defined in Section 1.6(c) hereof) of the Company as of the Second Closing Date (as defined in Section 3.2 hereof) exceeds $21,042,000 (the consolidated working capital of the Company as of December 31, 1994, excluding accrued interest and the current portion of long-term debt and

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accruals for compensation deferred by and payable to the
Stockholders and including the Company's total litigation reserve (the "December Amount")) and the Cash Component shall be decreased by the amount by which the Working Capital of the Company as of the Second Closing Date is less than the December Amount (the Cash Component as so increased or decreased shall hereinafter be referred to as the "Adjusted Cash Component"). Promptly after preparation and final determination, pursuant to
Section 1.7 hereof, of the Statement of Working Capital (as defined in Section 1.6(c) hereof) (but in no event later than three business days thereafter), if the Closing Date Amount is less than the Adjusted Cash Component, Buyer shall, and if the Closing Date Amount is more than the Adjusted Cash Component, the Stockholders' Agent (as defined in Section 9.5 hereof) shall, make payment to the other in cash of the amount of such difference, together with an amount in cash equal to the interest accrued thereon at an interest rate per annum equal to the interest rate announced by Citibank, N.A. as its base rate, calculated on the basis of the actual number of days elapsed from the Second Closing Date to the date of payment divided by 365, by wire transfer to the bank accounts designated by the party to receive such funds at least one business day prior to the date of such payment.

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          (c)  For purposes of this Agreement, the following
terms have the following meanings:

               (i)  "Statement of Working Capital" means a
consolidated statement of the Working Capital of the Company and its consolidated subsidiaries as of the Second Closing Date prepared from the books and records of the Company and its consolidated subsidiaries, as adjusted to reflect the results of any physical inventory taken by Buyer as of the Second Closing Date, in accordance with generally accepted accounting principles ("GAAP"), without any requirement for consistency with the Interim Statements (as defined in Section 4.5 hereof) (except as set forth in the definition of Working Capital); and

               (ii) "Working Capital" of the Company as of the Second Closing Date means the consolidated current assets of the Company and its consolidated subsidiaries, less all amounts with respect to consolidated current liabilities of the Company and its consolidated subsidiaries, excluding accrued interest and the current portion of long-term debt and accruals for compensation deferred by and payable to the Stockholders and including the Company's total litigation reserve, calculated as of the close of business on such date, without giving effect to the transactions contemplated by this Agreement.

     1.7 DETERMINATION OF WORKING CAPITAL. As promptly as practicable, but not more than 90 days after the Second Closing

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Date, Buyer shall cause its accountants to prepare and deliver to the Stockholders' Agent the Statement of Working Capital. The Stockholders' Agent and its authorized representatives shall be entitled to review the Statement of Working Capital and the books and records of the Company and its consolidated Subsidiaries and the work papers used to prepare such Statement of Working
Capital. If the Stockholders' Agent disagrees with any item on the Statement of Working Capital, the Stockholders' Agent shall notify Buyer in writing of such disagreement (stating the reasons therefor) within 30 days after the Stockholders' Agent's receipt of the Statement of Working Capital from Buyer, and Buyer and the Stockholders' Agent shall attempt to resolve such disagreement.
If Buyer and the Stockholders' Agent are unable to agree in writing on the Statement of Working Capital within 30 days after receipt of the Stockholders' Agent's notice of disagreement, Buyer and the Stockholders' Agent shall refer such disagreement to a firm of independent certified public accountants (the
"Firm") selected and agreed to in writing by Buyer's accountant and an accountant designated by the Stockholders' Agent. The
Firm shall resolve any such disagreement and shall determine the Statement of Working Capital resulting therefrom. Such Statement of Working Capital as determined by the Firm shall become the Statement of Working Capital for purposes of this Agreement and shall be conclusive and binding on all parties hereto. If Buyer

                               -10-

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and the Stockholders' Agent agree in writing on the Statement of
Working Capital within 30 days after the Stockholders' Agent's receipt of the Statement of Working Capital from Buyer or if the Stockholders' Agent does not send a notice of disagreement within 30 days after receipt of the Statement of Working Capital, the Statement of Working Capital for purposes of this Agreement shall be the Statement of Working Capital received by the Stockholders' Agent pursuant to the first sentence of this Section 1.7. If Buyer fails to cause its accountant to prepare and deliver the Statement of Working Capital within 90 days after the Second Closing Date, unless otherwise agreed to in writing by Buyer and the Stockholders' Agent, the accountant designated by the Stockholders' Agent shall have the right to prepare and deliver to Buyer, and Buyer will provide access to the books and records of the Company necessary or desirable to complete, the Statement of Working Capital, and such Statement of Working Capital shall be the Statement of Working Capital for purposes of this Agreement. Buyer and the Stockholders hereby agree that the cost of the Firm shall be borne equally by Buyer, on the one hand, and the Stockholders, on the other hand.

     1.8 CONTRACT ESCROW FUNDS. Simultaneously with the Second Closing, Buyer shall deliver to the Contract Escrow Agent, as defined in and, pursuant to the Contract Escrow Agreement (as defined in Section 6.17 hereof) (i) $6,250,000 in cash (the

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"Contract Escrow Cash") (ii) 2,500 shares of Buyer Series A
Preferred Stock, and (iii) the Promissory Note (the Promissory Note, collectively with such shares of Buyer Series A Preferred Stock and the Contract Escrow Cash, the "Contract Escrow Funds").

     1.9 C&L MATTERS ESCROW FUNDS. Simultaneously with the Second Closing, the following shall be delivered to the C&L Matters Escrow Agent, as defined in and, pursuant to the C&L Matters Escrow Agreement (as defined in Section 6.26 hereof):

          (a) Buyer shall deliver, out of its own funds, an amount in cash equal to the Company's litigation reserve as set forth on the consolidated balance sheet used for purposes of determining the Closing Date Amount (the "C&L Reserve") and $250,000 in cash (the "C&L Additional Amount");

          (b)  Buyer shall deliver, on behalf of the
Stockholders, an amount in cash equal to $4,000,000 less the C&L
Reserve and the C&L Additional Amount (the "C&L Stockholder
Amount," and collectively with the C&L Reserve and the C&L
Additional Amount, the "C&L Matters Escrow Cash"); and

          (c)  Buyer shall deliver 17,500 shares of Buyer Common
Stock (such stock together with the C&L Matters Escrow Cash, the
"C&L Matters Escrow Funds").

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II.  DIRECTIONS RELATING TO THE ASSET PURCHASE PRICE
     AND RELATED MATTERS

     2.1  THE ASSET PURCHASE PRICE.  The Company hereby directs
Buyer, on behalf of the Company, to pay and apply the Asset
Purchase Price at the First Closing as follows:

          (a) to deposit with the paying agent (selected by the Stockholders' Agent (the "Paying Agent")) pursuant to and in accordance with the terms of the Indenture, dated as of September 15, 1993 (the "Indenture"), governing the Company's Series A and Series B Increasing Rate Senior Secured Notes due 2000 (the "Notes"), that part of the Asset Purchase Price equal to the amount necessary to redeem all of the issued and outstanding Series A Notes as of the First Closing Date (as defined in
Section 3.1 hereof) at their principal amount, plus accrued interest on such Series A Notes calculated through the First Closing Date and the related costs and expenses (the "Redemption Expenses") in excess of $20,000, if any, as certified in writing by the Paying Agent or the Trustee to the Stockholders' Agent and Buyer at least one business day prior to the First Closing Date (collectively, the "Seller Series A Notes Redemption Amount"); and

          (b)  to pay to S&J as the Lender under the Revolving
Credit Agreement, dated as of August 3, 1989, between the Company and S&J (the "Credit Agreement"), in the event that the Asset

Purchase Price exceeds the Seller Series A Notes Redemption Amount and the Series B Notes Purchase Amount (as defined in
Section 2.3 hereof), such excess amount (the "Additional Amount"), up to all amounts outstanding under the Credit Agreement on the First Closing Date, plus any accrued and unpaid interest thereon, as certified in writing by S&J to the Company and Buyer at least one business day prior to the First Closing Date (the "Credit Agreement Amount").

     2.2 ADDITIONAL SERIES A NOTES REDEMPTION AMOUNT. Simultaneously with the First Closing, with respect to all the issued and outstanding Series A Notes as of the First Closing Date, Buyer shall deposit with the Paying Agent in accordance with the terms of the Indenture, out of Buyer's own funds, an amount in cash equal to the interest that will accrue on such Series A Notes from the First Closing Date through the redemption date for such Series A Notes and an amount equal to the lesser of the Redemption Expenses and $20,000, as certified in writing by the Paying Agent or the Trustee to the Stockholders' Agent and Buyer at least one business day prior to the First Closing Date (the "Additional Series A Notes Redemption Amount," and together with the Seller Series A Notes Redemption Amount, the "Series A Notes Redemption Amount").

     2.3 PURCHASE AND SALE OF SERIES B NOTES. Simultaneously with the First Closing, the Stockholders shall cause the holders of the Series B Notes to sell, convey, assign, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from such holders, all of the outstanding Series B Notes. In consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Series B Notes, simultaneously with the First Closing, Buyer shall pay in cash, on behalf of the Company, to or for the accounts of the holders of the Series B Notes the principal amount plus accrued interest on such Series B Notes calculated through the First Closing Date as certified in writing by the Paying Agent or the Trustee to the Stockholders' Agent and Buyer at least one business day prior to the First Closing Date (the "Series B Notes Purchase Amount").

     2.4 ADDITIONAL CREDIT AGREEMENT AMOUNT. Simultaneously with the Second Closing, Buyer shall pay to S&J, out of Buyer's own funds, an amount in cash equal to the Credit Agreement Amount less the Additional Amount, plus interest on such amount calculated at the rate set forth in the Credit Agreement from the First Closing Date through the Second Closing Date.

III. THE CLOSINGS

     3.1  FIRST CLOSING.  Subject to the conditions to the First
Closing set forth herein, the closing of the transactions contemplated by Sections 1.1, 1.3, 1.4, 2.1, 2.2 and 2.3 hereof
(the "First Closing") will take place at the offices of Skadden, Arps,

Slate, Meagher & Flom, at 2:00 p.m., New York City time, on a date not later than the fifth business day after the date of satisfaction (or waiver, if applicable) of the conditions set forth in Sections 7.1(f), 7.2(f) and 7.2(i) hereof; provided, that the next day is a business day, or such other place, date and time as shall be agreed upon in writing by Buyer and the Stockholders' Agent. The date on which the First Closing occurs is referred to herein as the "First Closing Date."

     3.2 SECOND CLOSING. Subject to the conditions to the Second Closing set forth herein, the closing of the transactions contemplated by this Agreement, other than those contemplated to occur at the First Closing (the "Second Closing"), will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, at 9:00 a.m., New York City time, on the first business day following the First Closing Date. The date on which the Second Closing occurs is referred to herein as the "Second Closing Date."

     3.3  DELIVERIES AT THE FIRST CLOSING.

          (a) At the First Closing, Buyer shall deliver or cause to be delivered the following:

               (i) the Series A Notes Redemption Amount, by wire transfer (as defined in Section 11.9(c) hereof) to the bank account designated to Buyer at least one business day prior to the First Closing Date by the Paying Agent (the "Paying Agent Account");

               (ii)  the S&J Asset Purchase Price, by wire
transfer to the bank account designated to Buyer at least one business day prior to the First Closing Date by S&J (the "S&J
Account");

               (iii) the Additional Amount, by wire transfer to the S&J Account;

               (iv) the Series B Notes Purchase Amount, by wire transfer to the bank accounts designated to Buyer by the Stockholders' Agent at least one business day prior to the First
Closing Date; and

               (v) to the Stockholders' Agent, the certificates of an officer of Buyer and NGC, respectively, described in
Section 7.1(c) hereof.

          (b) At the First Closing, the Company shall deliver or cause to be delivered to Buyer the following:

               (i) a duly executed bill of sale for the Assets in a form mutually satisfactory to Buyer and the Company;

               (ii)  such other instruments of conveyance,
transfer and assignment as shall be required to effect the conveyance, transfer and assignment of the Assets;

               (iii)  any and all such instruments as are
necessary to release all security interests, liens and encumbrances on the Assets, other than the Permitted Liens; and

               (iv)  the certificates of the Company and the
Stockholders described in Section 7.2(c) hereof.

          (c) At the First Closing, S&J shall deliver or cause to be delivered to Buyer the following:

               (i)  a duly executed bill of sale for the S&J
Assets in a form mutually satisfactory to Buyer and S&J;

               (ii) vehicle title certificates and such other instruments of conveyance, transfer and assignment as shall be required to effect the conveyance, transfer and assignment of the S&J Assets; and

               (iii)  any and all such instruments as are
necessary to release all security interests, liens and encumbrances on the S&J Assets.

          (d) At the First Closing, the Stockholders' Agent shall deliver or cause to be delivered to Buyer the Series B
Notes together with instruments of transfer thereof in form and substance satisfactory to Buyer.

     3.4  DELIVERIES BY BUYER AT THE SECOND CLOSING.

          At the Second Closing, Buyer shall deliver or cause to be delivered the following:

          (a) (i) the Contract Escrow Cash, by wire transfer to the bank account designated to Buyer by the Contract Escrow Agent at least one business day prior to the First Closing Date, (ii) to the Contract Escrow Agent (x) stock certificates evidencing the 2,500 shares of Buyer Series A Preferred Stock, duly executed and validly issued in definitive form by Buyer, in the name of the Contract Escrow Agent, and (y) the Promissory Note duly executed and validly issued by Buyer;

          (b) the Closing Date Amount, by wire transfer to the bank accounts and in the amounts allocated to each Stockholder designated to Buyer by the Stockholders' Agent at least one business day prior to the First Closing Date (the "Stockholders' Accounts");

          (c) (i) the C&L Matters Escrow Cash by wire transfer to the bank account designated by the C&L Matters Escrow Agent at least one business day prior to the First Closing Date, and (ii) to the C&L Matters Escrow Agent, stock certificates, duly executed and validly issued in definitive form by Buyer, in such names of the Stockholders and number of shares per Stockholder designated by the Stockholders' Agent at least one business day prior to the First Closing Date, representing in the aggregate 17,500 shares of Buyer Common Stock;

          (d) the Series B Shares Purchase Price, and the amounts payable pursuant to Section 2.4 hereof, by wire transfer to the S&J Account;

          (e) to the Stockholders' Agent, counterparts to the Non-Competition Agreements (as defined in Section 6.15 hereof) duly executed by Buyer;

          (f) to the Stockholders' Agent, counterparts to the Stockholders' Agreement (as defined in Section 6.16 hereof) duly executed by Buyer;

          (g) to the Stockholders' Agent, counterparts to the Contract Escrow Agreement duly executed by Buyer and the Contract
Escrow Agent;

          (h) to the Stockholders' Agent, counterparts to the C&L Matters Escrow Agreement duly executed by Buyer and the C&L
Matters Escrow Agent; and

          (i) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Second Closing pursuant to this Agreement or otherwise required in connection herewith.

     3.5  DELIVERIES BY THE STOCKHOLDERS AND S&J AT THE SECOND
CLOSING.

          (a) At the Second Closing, the Stockholders shall deliver or cause to be delivered the following:

               (i) to Buyer, stock certificates representing the Shares, accompanied by stock powers duly executed in blank with signatures guaranteed (as defined in Section 11.9(e) hereof);

               (ii)  to the C&L Matters Escrow Agent, stock
powers duly executed in blank with signatures guaranteed relating to the Buyer Common Stock;

               (iii)  to Buyer, counterparts to the Non-
Competition Agreements duly executed by each of the Stockholders;

               (iv)  to Buyer, counterparts to the Stockholders'
Agreement duly executed by each of the Stockholders;

               (v)  to Buyer and the Contract Escrow Agent,
counterparts to the Contract Escrow Agreement duly executed by each of the Stockholders;

               (vi) to Buyer and the C&L Matters Escrow Agent, counterparts to the C&L Matters Escrow Agreement duly executed by each of the Stockholders;

               (vii) to Buyer a general release, executed by each of the Stockholders, releasing the Company and its Subsidiaries, and their respective directors, officers and employees, as such, from all claims that such Stockholders (or any of them) might have against such released parties, and all liabilities owed to such Stockholders (or any of them) by such released parties, arising from or pertaining to matters prior to the Second Closing Date, excepting from such release those matters contemplated by this Agreement or set forth on Section
4.17 of the Disclosure Schedule (as defined in Section 4.3(b) hereof); and

               (viii)  all other documents, certificates,
instruments or writings required to be delivered by the Stockholders at or prior to the Second Closing pursuant to this Agreement or otherwise required in connection herewith.

          (b) At the Second Closing, S&J shall deliver or cause to be delivered to Buyer the following:

               (i)  stock certificates representing the Series B
Shares accompanied by stock powers duly executed in blank with signatures guaranteed;

               (ii)  any and all such instruments as are
necessary to release all security interests, liens and encumbrances in favor of S&J on the assets of the Company pursuant to the Credit Agreement; and

               (iii) all other documents, certificates, instruments or writings required to be delivered by S&J at or prior to the Second Closing pursuant to this Agreement or otherwise required in connection herewith.

IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholders hereby represent and warrant to Buyer as follows:

     4.1 ORGANIZATION AND QUALIFICATION OF THE COMPANY. Each of the Company and its Operating Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Operating Subsidiaries is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations or financial condition of the affected corporation. Sellers have heretofore made available to Buyer complete and correct copies of the Company's and its Operating Subsidiaries' respective Certificates of Incorporation, and By-Laws, as currently in effect.

     4.2 AUTHORITY. (a) Each of the Stockholders has the capacity to execute and deliver this Agreement, the Stockholders' Agreement, the Contract Escrow Agreement, the C&L Matters Escrow Agreement and their respective Non-Competition Agreements (the "Seller Documents") and to consummate the transactions contemplated hereby and thereby, and the Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and the Stockholders, and except as contemplated by
Section 6.19 hereof, no other corporate proceedings on the part of the Company or the Stockholders are necessary to authorize this Agreement or the consummation of the transactions so contemplated. This Agreement has been, and the other Seller Documents will be, duly executed and delivered by the Company, in the case of this Agreement, and the Stockholders (or their agent), in the case of the Seller Documents, and, assuming the due and valid execution and delivery by Buyer of the Seller Documents, by NGC of this Agreement and by the Contract Escrow Agent of the Contract Escrow Agreement and by the C&L Matters Escrow Agent of the C&L Matters Escrow Agreement, each constitutes, and when executed and delivered will constitute, a valid and binding agreement of each Seller, enforceable against each of them in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

          (b) S&J is a general partnership duly organized and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. S&J has the power and authority, under applicable law and its organizational documents, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by S&J and the consummation of the transactions by S&J contemplated hereby have been duly and validly authorized by S&J, and the person executing and delivering this Agreement on behalf of S&J has been authorized to do so. This Agreement has been duly executed and delivered by S&J, and, assuming the due and valid execution and delivery by Buyer of the Seller Documents and by NGC of this Agreement, constitutes, and when executed and delivered will constitute, a valid and binding obligation of S&J, enforceable against S&J in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of (i) 2,000 shares of Class A Common Stock, 405 shares of which are issued and outstanding, (ii) 2,000 shares of Class B
Common Stock, 405 shares of which are issued and outstanding,

(iii) 10,000 shares of Series A Preferred Stock, 2,500 shares of which are issued and outstanding, and (iv) 5,000 shares of Series B Preferred Stock, 1,670 shares of which are issued and outstanding. The Shares and the Series B Shares are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. The Shares and the Series B Shares represent all of the issued and outstanding shares of capital stock of the Company. The Shares are owned beneficially and of record by the respective Stockholders in the amounts set forth opposite their names on Section 4.3(a) of a disclosure schedule being delivered by Sellers to Buyer concurrently herewith (the "Disclosure Schedule"). The Series B Shares are owned beneficially and of record by S&J. There are no other shares of capital stock of the Company issued or outstanding, or any options, warrants, convertible securities, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue any shares of capital stock or obligating the Stockholders, or restricting the Stockholders' right, to transfer or sell any Shares or obligating S&J, or restricting S&J's right, to transfer or sell any of the Series B Shares. Upon consummation of the transactions contemplated hereby, the Stockholders will transfer to Buyer good and marketable title to the Shares and S&J will transfer to Buyer good and marketable title to the Series B Shares, free and clear of all options, pledges, security interests, liens and encum-brances, other than any option, pledge, security interest, lien or encumbrance which may arise from any acts or omissions by, or the status of or any facts pertaining to, Buyer or its affiliates. There are no dividends which have been declared or which have accrued on the Shares or the Series B Shares which are unpaid.

          (b) The Company currently conducts its operations and owns all its assets either directly or through twenty-three operating subsidiaries (the "Operating Subsidiaries"). The names, jurisdictions of incorporation and number of shares of capital stock outstanding of each of the Operating Subsidiaries are set forth on Section 4.3(b) of the Disclosure Schedule.
Section 4.3(b) of the Disclosure Schedule also sets forth the name and jurisdiction of incorporation of each other corporation and entity owned or controlled by the Company (collectively, with the "Operating Subsidiaries, the "Subsidiaries"). All of the issued and outstanding shares of capital stock of the Subsidiaries (the "Subsidiary Shares") are validly issued, fully paid and nonassessable and are not subject to any preemptive rights. The Subsidiary Shares represent all of the issued and outstanding shares of capital stock of the Subsidiaries, and, assuming redemption of the Notes, there are no options, warrants, convertible securities, calls, subscriptions or other rights, agreements or commitments obligating any of the Subsidiaries to issue any shares of its capital stock or obligating the Company, or restricting the Company's right, to transfer or sell any Subsidiary Shares. The Subsidiary Shares are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of all options, pledges, security interests, liens and encumbrances, assuming redemption of the Notes. Except for securities of, or loans to, the Subsidiaries, the Company does not directly or indirectly through a Subsidiary, own any capital stock of or other equity interest in any corporation, partnership or other business entity or have outstanding a loan made to any such entity excluding normal extensions of credit in the ordinary course of business.

     4.4 CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement by the Company, or the execution and delivery of the Seller Documents by the Stockholders nor the consummation by Sellers of the transactions contemplated hereby or thereby nor compliance by Sellers with any of the provisions hereof or thereof will (a) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, (b) conflict with or result in any breach of any provision of the certificates of incorporation or by-laws of the Company or any of its Subsidiaries, (c) assuming redemption of the Notes and payment of all outstanding obligations under the Credit Agreement, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of the contracts set forth in
Section 4.14 of the Disclosure Schedule, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (d) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries, excluding from the foregoing clauses
(a), (c) and (d) such requirements, defaults or violations which become applicable as a result of the regulatory status of Buyer or its affiliates or as a result of the business or activities in which Buyer or its affiliates are or propose to be engaged or propose that the Company and its subsidiaries be engaged (other than the business or activities in which the Company and its Subsidiaries are engaged as of the date of this Agreement).

     4.5  FINANCIAL STATEMENTS.  Sellers have delivered to Buyer
(a) the Company's Form 10-Q for the quarter ended December 31, 1994, which contained the unaudited consolidated balance sheet of the Company and its subsidiaries as of December 31, 1994, and the unaudited consolidated statements of operations and retained earnings (deficit) and cash flows of the Company and its subsid-iaries for the nine months ended December 31, 1994, and the notes thereto (such financial statements and notes collectively, the "Interim Statements"), (b) the audited consolidated balance sheets of the Company and its subsidiaries as of March 31, 1994 and 1993 and the audited consolidated statements of operations and retained earnings (deficit) and cash flows for the three years ended March 31, 1994, 1993, and 1992 together with the notes thereto and the Report of KPMG Peat Marwick LLP thereon (such financial statements, notes and report, together with the Interim Statements, the "Financial Statements"), and (c) the "preliminary trial balances" for the consolidated financial statements of the Company and its subsidiaries as of March 31, 1995 and for the twelve months then ended. The Financial Statements present fairly the consolidated assets, liabilities and consolidated financial position of the Company and its subsidiaries and, with respect to the consolidated statements of operations and retained earnings and cash flows set forth in the Financial Statements, present fairly the consolidated results of operations and cash flows of the Company and its subsidiaries, for the periods or as of the dates set forth therein, in each case in conformity with GAAP consistently applied, except as otherwise disclosed therein, subject, in the case of the Interim Statements, to normal, recurring year-end audit adjustments which in the aggregate are not material.

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. The liabilities and obligations of the Company and its Subsidiaries (whether direct, indirect, accrued or contingent) (other than (a) liabilities and obligations reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries, or in the notes thereto, in the Interim Statements, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Statements, (c) all C&L Matters and all claims, actions, proceedings and investigations disclosed in Sections 4.11, 4.13, and 4.16 of the Disclosure Schedule, and (d) contractual obligations incurred in the ordinary course of business and not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP) do not exceed $25,000 in the aggregate. To the knowledge of the Stockholders, the reserves for liabilities and obligations reflected in the Interim Statements are adequate, appropriate and reasonable and have been calculated in accordance with GAAP.

     4.7  ABSENCE OF CERTAIN CHANGES.  Since the date of the
Interim Statements:

          (a) there has not been any material adverse change in the business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for any change resulting from weather conditions and seasonal variations affecting the business of the Company and its Subsidiaries; and

          (b) the Company and its Subsidiaries have conducted their businesses in the ordinary course and in substantially the same manner as presently conducted and have made all reasonable efforts consistent with past practices to preserve the Company's and its Subsidiaries' relationships with customers, suppliers and others with whom the Company or any of its Subsidiaries deals, and without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1 hereof.

     4.8  REAL PROPERTY.

          (a) Owned Real Property. Section 4.8(a) of the Disclosure Schedule lists, as of the date hereof, all real property owned by the Company and its Subsidiaries (the "Real Property"). The Company and its Subsidiaries have good and marketable title to the Real Property, free and clear of all mortgages, pledges, security interests, liens, charges, options, easements, rights-of-way or other encumbrances of any kind (collectively, "Liens"), except for Permitted Liens. The term "Permitted Liens" shall mean (i) those Liens set forth in Section
4.8 of the Disclosure Schedule, (ii) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (iii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business to the extent the obligations giving rise to such Liens (A) are reflected or reserved against in the Financial Statements, or (B) have arisen since the date of the Interim Statements and are not yet due and payable, (iv) such other easements, rights of way, imperfections of title and zoning restrictions as would not materially adversely affect the value of, or materially adversely interfere with the use of, the affected properties and assets of the Company and its Subsidiaries, and (v) Liens arising or resulting from any action taken by Buyer or any of its affiliates. The Permitted Liens do not individually, or in the aggregate, impair the ability of the Company and its Subsidiaries to conduct the activities and business of the Company and its Subsidiaries as currently conducted.

          (b) Leased Real Property. Section 4.8(b) of the Disclosure Schedule lists, as of the date hereof, all real property under lease by which the Company or any of its Subsidiaries is lessee or lessor. All such leases are valid, binding and enforceable in accordance with their terms against the Company or its Subsidiaries and there exists no default under such leases by the Company or its Subsidiaries thereunder which is not capable of being cured without penalty.

     4.9  PERSONAL PROPERTY.

          (a) Section 4.9(a) of the Disclosure Schedule lists the number of consumer propane tanks by size owned by the Company or any of its Subsidiaries as of February 2, 1995. Sellers have also delivered to Buyer a list of the number of consumer propane tanks by size and branch location owned by the Company or any of its Subsidiaries as of April 17, 1995. Section 4.9(a) of the Disclosure Schedule also sets forth by size and location a list of all bulk storage tanks owned by the Company or any of its Subsidiaries. The total number of consumer propane tanks set forth in Section 4.9(a) of the Disclosure Schedule is no more than 5% greater than the actual number of consumer propane tanks owned by the Company and/or any of its Subsidiaries; provided, however, Buyer hereby acknowledges for purposes of this representation and warranty, that the Stockholders shall be given a credit for the number of consumer propane tanks owned by the Company and/or any of its Subsidiaries which exceeds the number set forth in Section 4.9(a) of the Disclosure Schedule for each size category, such credit to be used against, to the extent it exists, the number by which the actual number of consumer propane tanks owned by the Company and/or any of its Subsidiaries for a size category is less than the number of consumer propane tanks set forth in such size category on Section 4.9(a) Disclosure Schedule. Buyer shall calculate such credit based on 66-2/3% of the American Tank and Welding new tank price for such types and sizes of tanks, plus shipping costs, and by multiplying such prices by the excess and deficit numbers of tanks in each size category. The Company or one of its Subsidiaries has good title to each of the consumer propane tanks set forth in Section 4.9(a) of the Disclosure Schedule. For purposes of this representation and warranty good title to each such tank shall be evidenced by any one of the following: (i) such tank being in inventory on the lot of a branch location of the Company or any of its Subsidiaries as of the First Closing Date; or (ii) the Company or any one of its Subsidiaries producing a previously executed tank contract; or customer supply agreement executed by the customer relating to tanks with a capacity of 100 pounds or less which states that the Company or the Subsidiary is providing the tank for use by the customer (such agreement shall not be required to list a serial number for the tank); or work order executed by the customer (such work order shall include the serial number of the tank); or a bill of sale; or tank supplier invoice, and such tank being physically located on the premises of the customer and such tank being free of any adverse claim of ownership by a customer; or (iii) the customer acknowledging, in writing to Buyer or otherwise to Buyer's reasonable satisfaction, that the Company or any one of its Subsidiaries owns the tank; or (iv) the Buyer or any one of its subsidiaries securing a newly executed tank contract with the customer; or (v) the Company, any of its Subsidiaries, Buyer or any respective affiliate being able to gain physical possession of such tank.

          (b) The Company and its Subsidiaries have good title to, or rights by lease or other agreement to use, all the vehicles used in their business. S&J has good title to the S&J Assets and, as of the First Closing Date, such assets will be free and clear of all Liens. As of the First Closing Date, the Company and its Subsidiaries shall have good title to all the computer equipment used in their business. S&J has no liens on the assets of the Company other than liens securing loan indebtedness under the Credit Agreement.

          (c) The Company and its Subsidiaries have good title to, or rights by license, lease or other agreements to use, all other tangible personal property material to their businesses taken as a whole.

          (d) Substantially all the consumer propane tanks, bulk storage tanks and vehicles owned or leased by the Company or any of its Subsidiaries are in generally good condition and repair, normal wear and tear excepted, and generally fit for the uses for which they are intended. Substantially all such consumer propane tanks, bulk storage tanks and vehicles are equipped with appropriate data plates.

     4.10 INTELLECTUAL PROPERTY. Section 4.10 of the Disclosure Schedule contains a brief description of all trade names and trademarks owned by or registered in the name of the Company or any of its Subsidiaries or used by any of them in their businesses (the "Intellectual Property"). The Company or one of its Subsidiaries owns or possesses adequate and enforceable long-term licenses or other rights to use (without payment) all such Intellectual Property and has not received any notice which asserts the rights of others with respect thereto. The Company and its Subsidiaries have in all respects performed all the obligations required to be performed by them, and are not in default in any respect, under any agreement relating to any Intellectual Property. The Company and its Subsidiaries are protected, with respect to Intellectual Property currently being used by any of them, against the use of such Intellectual Property by other persons to the extent and in a manner customary in the industry in which they operate.

     4.11 LABOR MATTERS. Except as set forth in Section 4.11 of the Disclosure Schedule, (a) the Company and its Subsidiaries are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (b) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Stockholders, threatened before the

National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending and, to the knowledge of the Stockholders, no such grievance or arbitration proceeding is threatened, and to the knowledge of the Stockholders there is no basis for any such charge, complaint or grievance; (c) there is no labor strike, lockout, slow-down or work stoppage pending or, to the knowledge of the Stockholders, threatened against the Company or any of its Subsidiaries; (d) since January 1, 1994, neither the Company nor any of its Subsidiaries has experienced any significant work stoppages or been a party to any proceedings before the National Labor Relations Board or been a party to any arbitration proceeding arising out of or under collective bargaining agreements; (e) there is no charge or complaint actually pending or, to the knowledge of the Stockholders, threatened against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (f) neither the Company nor any of its Subsidiaries has any written personnel policy or severance policy or is bound by any employment contracts except as set forth in
Section 4.13 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employ-ment laws to conduct an investigation, and no such investigation is in progress. Except as set forth in Section 4.11 of the Disclosure Schedule, the employees of the Company and its Subsidiaries are not represented by any labor union nor are there any collective bargaining agreements or any other types of agreements with labor unions otherwise in effect with respect to such employees. No union organizational campaign is in progress with respect to any employees of the Company or any of its Subsidiaries and no question concerning representation exists respecting such employees.

     4.12 TAXES. The Company and its Subsidiaries are members, and are all of the members, of the same affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has (i) filed with the appropriate federal, state and local taxing authorities all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries prior to the Second Closing Date, and (ii) paid in full or made adequate provision for the payment of all Taxes due for the periods covered by Tax Returns due through the Second Closing Date (excluding Taxes due with respect to the transactions contemplated by this Agreement). Except as set forth in Section 4.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have executed waivers of the statute of limitations with respect to any Tax Return or any period with respect to which a taxing authority is alleging a Tax Return is due. As of the First Closing, after giving effect to the purchase of the Series B Notes by the Company at the First Closing, but not giving effect to any other transaction contemplated by this Agreement, the Company's net operating loss as determined under Section 172 of the Code, will not be less than $75 million. For purposes of this representation and warranty, Damages with respect to the net operating loss shall be based upon an assumed combined federal and state tax rate of 38%. For purposes of this Agreement, the term "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, transfer, excise, property, sales, license, payroll, withholding, social security and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes; and the term "Tax Return" shall mean any report, return, statement or other information (whether written or electronic) required to be filed with or supplied to a taxing authority in connection with Taxes.

     4.13  EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Section 4.13(a) of the Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, stock option, deferred compensation, bonus and fringe benefit plans maintained for the benefit of or contributed to by the Company or any ERISA Affiliate for any present or former employees (the "Plans"). For purposes of this Section 4.13, the term ERISA Affiliate means a controlled group of corporations of which the Company is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Company within the meaning of Section 414(c) of the Code or any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code.

          (b) With respect to each of the Plans, Sellers have heretofore delivered to Buyer true and complete copies of each of the following documents: (i) a copy of each of the Plans (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two years; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code; (vi) a copy of the most recent summary plan description (within the meaning of Section 104 of ERISA) for each Plan; (vii) copies of any investment manager and advisor contracts for each Plan; and (viii) copies of any other filings with governmental agencies for any Plan within the last two years (other than routine distribution or withholding filings).

          (c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, (i) none of the Plans that is not a Multiemployer Pension Plan is subject to Title IV of ERISA, (ii) there is no outstanding or contingent liability under Title IV of ERISA with respect to any "employee pension benefit plan," as defined in Section 3(2) of ERISA, at any time within the last six years maintained or contributed to by the Company or any ERISA Affiliate; (iii) full payment has been made of all amounts that the Company or any ERISA Affiliate is required to pay as a contribution to the Plans as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement, and all such amounts properly accrued in the balance sheet included in the Interim Statements with respect to the current plan year thereof will be paid by the Company on or prior to the date of the balance sheet included in the Interim Statements or will be properly recorded on the March 31, 1995 audited balance sheet; (iv) each of the Plans has been operated and administered in all material respects in accordance with all their terms and applicable laws and regulations; (v) each of the Plans that is intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified; (vi) there are no pending or, to the knowledge of the Stockholders, threatened claims involving any of the Plans (other than routine claims for benefits); (vii) no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of
Section 280G of the Code; (viii) no Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service (other than (1) coverage mandated by applicable law, (2) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA,
(3) deferred compensation benefits accrued as liabilities on the books of the Company, or (4) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)); (ix) neither the Company, nor any ERISA Affiliate, nor any of their respective employees or directors, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Sellers is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "pro-hibited transaction" (as defined in Section 4975(c)(1) of the Code); and (x) no matter is pending before any court or governmental agency with respect to any Plan (other than determination letters, rulings or similar requests).

          (d) Neither the Company nor any ERISA Affiliate has during the six years prior to the date of this Agreement, contributed to a Multiemployer Pension Plan as defined in Section
3(37) of ERISA.

          (e) Neither the Company nor any ERISA Affiliate has any commitment to create any additional Plan or to contribute to any Multiemployer Pension Plan, or to materially modify any existing Plan, covering employees engaged in its businesses.

     4.14 CERTAIN CONTRACTS AND ARRANGEMENTS. Except as set forth in Section 4.14 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written (a) employment agreement or severance agreement; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company or its Subsidiaries in excess of $25,000, or the guaranty by the Company or any of its Subsidiaries of any obligation for the borrowing of money; or (c) other agreement which (i) is not terminable by the Company or any of its Subsidiaries on ninety or fewer days' notice at any time without penalty and (ii) involves the receipt or payment after the date hereof of more than $25,000. All such agreements are valid, binding and enforceable against the Company and its Subsidiaries in accordance with their terms, and there exists no default under any of the aforesaid agreements by the Company or its Subsidiaries which is not capable of being cured without penalty. The Company and its Subsidiaries do not have in effect firm or fixed price sales contracts (as such terms are understood in the business of the Company and its Subsidiaries) that represent more than 5% of total gallons of propane committed to be sold after the date of this Agreement under all sales contracts to which either the Company or one of its Subsidiaries is a party.

     4.15 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries are currently conducting, and since January 1, 1994, have conducted, their businesses in substantial compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, "Laws"), including, but not limited to (a) those promulgated by the United States Department of Transportation and the Occupational Safety and Health Administration with respect to: (i) random drug testing of certain employees, (ii) training requirements with respect to handling of hazardous materials, (iii) SARA Title II filings,
(iv) MSPS mailings to consumers, (v) recertifications of Depart-ment of Transportation cylinders, and (vi) annual inspections and hydrostatic tests of trucks and any other motor vehicles, where applicable, and (b) those respecting employment and employment practices, terms and conditions of employment, wages and hours of work. Neither the Company nor any of its Subsidiaries has received written notification from any governmental authority in the last three years with respect to any substantial noncompliance which has not been cured or otherwise satisfied. The Company and its Subsidiaries have all governmental approvals, consents, licenses, registrations, and permits necessary to carry on their businesses as presently conducted, and no event has occurred which would allow revocation or termination of, or would result in the impairment of its rights with respect to, such approvals, consents, licenses, registrations or permits.

     4.16  ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 4.16 of the Disclosure Schedule:

          (a)  The Company and its Subsidiaries are in
substantial compliance with all applicable federal, state and local laws and regulations, court orders and administrative orders (subject to the Company's right to contest such orders in good faith), permits and approvals relating to environmental protection and pollution control (collectively, "Environmental Laws"). Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act

("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Clean Water Act, the Toxic Substances
Control Act, the Emergency Planning and Community Right-to-Know
Act of 1986, and the Safe Drinking Water Act.

          (b) Neither the Company nor any of its Subsidiaries has received any written claim, notice, complaint, court order, administrative order, or request for information from any governmental authority or private party, alleging any violation of any Environmental Laws by it.

          (c) The Company and its Subsidiaries possess all governmental permits, licenses, orders, consents and approvals required under the Environmental Laws and necessary to the ownership of their respective properties and to the conduct of the current business, of the Company and its Subsidiaries.

          (d) Neither the Company nor any of its Subsidiaries has received from any governmental authority any (i) formal complaint or notice asserting potential liability under the Environmental Laws (which has not been cured to the satisfaction of the governmental authority), (ii) written request for information under Section 104(e) of CERCLA or any similar law, or
(iii) written request to investigate or cleanup any site under the Environmental Laws; and neither the Company nor any of its Subsidiaries has received formal written demand or suit by a private party responsible for cleanup of such a site alleging that the Company or any of its Subsidiaries should share such responsibility (which has not been resolved).

          (e) To the knowledge of the Stockholders, neither the Company nor any of its Subsidiaries has transported, or arranged for the transportation of, any Hazardous Materials to any site which is the subject of federal, state, or local enforcement actions, or other governmental or private investigations. For the purposes of this Section 4.16, "Hazardous Materials" are any materials containing any (i) "hazardous substances" as defined by CERCLA or any similar state law, (ii) petroleum, including crude oil or any fraction thereof, (iii) natural gas, natural gas liquids or synthetic gas usable fuel and (iv) friable asbestos.

          (f) There has not been any release as defined in CERCLA of Hazardous Materials at or from any facility or real property owned, operated or leased by the Company or any of its Subsidiaries, which release was required to be reported to a governmental agency under Environmental Laws.

          (g) Except as disclosed in Section 4.16 of the Disclosure Schedule, there are no Underground Storage Tanks, as defined in RCRA and under applicable state law, located on any real property owned or leased by the Company or any of its Subsidiaries. The Underground Storage Tanks set forth on Section
4.16 of the Disclosure Schedule are in compliance with the Environmental Laws.

          (h) There are no friable asbestos containing materials in a condition that requires remediation under the Environmental Laws located at any facility or on any real property owned, operated or leased by the Company or any of its Subsidiaries.

          (i) There are no environmental audits, assessments or studies within the possession of the Company or any of its Subsidiaries with respect to the facilities or real property owned or leased by the Company or any of its Subsidiaries.

     4.17  AGREEMENTS WITH AFFILIATES.  Except as set forth in
Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding contractual obligations or agreements with any of the Stockholders, or S&J or their respective affiliates (excluding any contractual obligations or agreements between the Company and its Subsidiaries or between any of the Subsidiaries).

     4.18 SECURITIES AND EXCHANGE COMMISSION DOCUMENTS. Sellers have heretofore made available to Buyer complete and correct copies of each statement, report and final registration statement in the form declared effective by the Securities and Exchange Commission (the "SEC") filed by the Company with the SEC since January 1, 1994 (the "SEC Documents"), which are all of the documents in final form that the Company was required to file with the SEC during such time period. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.19 CERTAIN FEES. Except for the engagement of Morgan Stanley & Co. Incorporated, none of the Stockholders, the Company, any of its Subsidiaries or S&J has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     4.20 INSURANCE. Section 4.20 of the Disclosure Schedule contains a description of all insurance policies maintained by the Company or its Subsidiaries on the Assets, the S&J Assets and on their respective businesses and personnel. Such description includes the insurance carrier, the amount of premiums thereunder, the type of coverage and limits of coverage of such policies and the expiration dates of the current premium periods thereunder. No notice of cancellation or denial of renewal of existing coverage exists with respect to such insurance policies.

     4.21 SAFETY WARNINGS. The Company and/or its Subsidiaries have periodically provided their customers with such safety warnings and information as are customary in the business.

     4.22 ACQUISITION FOR INVESTMENT. The Stockholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their purchase of the Buyer Common Stock and the Buyer Preferred Stock. The Stockholders are acquiring the Buyer Common Stock and the Buyer Preferred Stock for investment and not with a view toward or for sale in connection with any distribution thereof, or with any intention of distributing or selling the Buyer Common Stock or the Buyer Preferred Stock, and the Stockholders will not sell or offer to sell or otherwise transfer the Buyer Common Stock or the Buyer Preferred Stock in violation of the Securities Act of 1933, as amended.

     4.23 DISCLOSURE. No representation or warranty by any of the Stockholders or the Company in this Agreement, the Seller Documents, the Disclosure Schedule, or the certificates described in Section 7.2(c) hereof contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Buyer acknowledges that none of Sellers or S&J make or have made any representations or warranties other than those expressly set forth in this Agreement, the Seller Documents, the Disclosure Schedule and the certificates described in Section 7.2(c) hereof.

Any written information provided by Sellers to Buyer in connection with requests made by Buyer pursuant to Section
6.13(b) hereof, will not, on the date thereof, include any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

V.  REPRESENTATIONS AND WARRANTIES OF BUYER AND NGC

     Buyer, as to itself, and NGC, as to itself and Buyer, hereby represent and warrant to Sellers as follows:

     5.1 ORGANIZATION AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to execute and deliver this Agreement, the Contract Escrow Agreement, the C&L Matters Escrow Agreement, the Non-Competition Agreements, the Stockholders' Agreement and the Promissory Note (collectively, the "Buyer Documents") and to consummate the transactions contemplated hereby or thereby. Buyer has delivered to Sellers complete and correct copies of Buyer's Certificate of Incorporation and By-Laws, as currently in effect. NGC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the Buyer Documents or the consummation of the transactions so contemplated. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NGC and no other corporate proceedings on the part of NGC are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed by Buyer and NGC, and at the Second Closing the Buyer Documents will be, duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery by each of the Sellers as appropriate, and by the Contract Escrow Agent of the Contract Escrow Agreement and by the C&L Matters Escrow Agent of the C&L Matters Escrow Agreement, each constitutes, and when executed and delivered will constitute, a valid and binding agreement of Buyer and NGC, enforceable against them in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

     5.2 CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the HSR Act and Section 204 of the Federal Power Act (the "FPA") and the regulations of the Federal Energy Regulatory Commission ("FERC") thereunder, neither the execution and delivery of this Agreement by NGC or the Buyer Documents by Buyer nor the consummation by Buyer and NGC of the transactions contemplated hereby or thereby, including capitalizing and funding Buyer, nor compliance by Buyer and/or NGC with any of the provisions hereof or thereof will (a) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority,
(b) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of NGC or Buyer or any of their respective subsidiaries, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or NGC or any of their respective subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (d) assuming compliance with the HSR Act, the FPA and the FERC regulations, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer and/or NGC or any of their respective affiliates.

     5.3  LITIGATION.

          (a)  No claim, action, suit, proceeding or
investigation is pending or, to the best knowledge of Buyer, threatened against Buyer or any of its subsidiaries, by or before any court or governmental or regulatory authority.

          (b)  No claim, action, suit, proceeding or
investigation is pending or, to the best knowledge of Buyer or NGC, threatened against NGC, or its subsidiaries or affiliates, by or before any court or governmental or regulatory authority which challenges the validity of this Agreement or the Buyer Documents or which, if adversely determined, would have a material adverse effect on the ability of Buyer or NGC to consummate the transactions contemplated by this Agreement or the Buyer Documents.

     5.4 FINANCING. Section 5.4 of a disclosure schedule being delivered by Buyer and NGC to Sellers concurrently herewith (the "Buyer Disclosure Schedule") sets forth the terms of temporary financing (including executed bank loan commitments) (such financing on such terms, the "Temporary Financing") and the terms of the planned permanent financing (such financing on such terms, the "Permanent Financing"), pursuant to which Buyer and NGC intend to obtain the funds necessary to consummate the transactions contemplated hereby.

     5.5 FINANCIAL STATEMENTS. NGC has delivered to Sellers a consolidated balance sheet of NGC and its subsidiaries as of March 31, 1995 which presents fairly the consolidated financial position of NGC and its subsidiaries as of such date. Since such date, there has been no material adverse change in the consolidated financial position of NGC and its subsidiaries, except as may be caused by execution and performance of this Agreement and consummation of the transactions contemplated hereby. NGC has, and at all times through the Second Closing Date shall have, a net worth of at least $50 million.

     5.6 ACQUISITION FOR INVESTMENT. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and the Series B Shares. Buyer is acquiring the Shares and the Series B Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any intention of distributing or selling the Shares or the Series B Shares, and Buyer will not sell or offer to sell or otherwise transfer the Shares or the Series B Shares in violation of the Securities Act of 1933, as amended.

     5.7 BROKERS AND FINDERS. None of Buyer, NGC or any of their respective affiliates has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers or S&J or any of their affiliates to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     5.8  CAPITALIZATION OF BUYER.

          The authorized capital stock of Buyer consists of (i) 100,000 shares of common stock, par value $.01 per share ("Buyer Common Stock"), of which 1,000 shares are issued and outstanding and held by NGC, 71,500 shares are reserved for issuance to NGC and 10,000 shares are reserved for issuance to Empire, each for the consideration set forth in Section 5.8 of the Buyer Disclosure Schedule, and 17,500 shares are reserved for issuance to the Stockholders pursuant to, and for the consideration included in, this Agreement, (ii) 100,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding, but of which 70,500 shares are reserved for issuance as Series A 15% Cumulative Preferred Stock of Buyer ("Buyer Series A Preferred Stock"), of which 68,000 shares of such series are reserved for issuance to NGC or its parent corporation, Northwestern Public Service Company ("NWPS"), for a cash price of $68,000,000 immediately prior to the First Closing (based on an aggregate cash purchase price of $137,500,000, but subject to adjustment in the event of a Working Capital adjustment to such cash purchase price and in accordance with Section 6.24 hereof) and 2,500 of such shares are reserved for issuance to the Contract Escrow Agent pursuant to, and for the consideration included in, this Agreement. The 1,000 shares of Buyer Common Stock that are issued and outstanding are validly issued, fully paid and non-assessable and are not subject to preemptive rights; and the remaining shares of Buyer Common Stock, and the shares of Buyer Series A Preferred Stock, reserved for issuance as aforesaid, when issued for the purposes, and at the prices, for which reserved as aforesaid, will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     5.9 DISCLOSURE. No representation or warranty by Buyer or NGC in this Agreement, the Buyer Documents, the Buyer Disclosure Schedule or the certificates described in Section 7.1(c) hereof contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Sellers acknowledge that neither Buyer nor NGC has made any representations or warranties other than those expressly set forth in this Agreement, the Buyer Documents, the Buyer Disclosure Schedule and the certificates described in Section 7.1(c) hereof.

     5.10 CONTRACTS, AGREEMENTS AND ARRANGEMENTS. Except for this Agreement and the Buyer Documents and except as set forth in
Section 5.10 of the Buyer Disclosure Schedule, there is no contract, deed of trust, mortgage, lease, indenture, or other agreement or arrangement, oral or written, to or by which Buyer is a party or bound or between holders of equity interests in Buyer. Section 5.10 of the Buyer Disclosure Schedule also sets forth any such contract, agreement or arrangement not currently in existence but which Buyer intends, or is aware of parties intending, to enter into prior to or as of the Second Closing Date. Buyer has delivered to Sellers all such contracts, agreements and arrangements currently in existence. Buyer will notify Sellers if Buyer intends, or becomes aware of parties intending, to modify, amend or terminate such contracts, agreements or arrangements.

     5.11 SUBSIDIARIES. As of the date of this Agreement, Buyer does not own, directly or indirectly, any shares of capital stock, partnership interests, or other participation, rights or other interests in the nature of an equity interest in any corporation, partnership, company, trust or other entity, or any option, warrant, or other security convertible into any of the foregoing. As of the First Closing Date Buyer will not own any of the foregoing, except for shares of capital stock in wholly owned subsidiaries, newly formed for the purpose of the consummation of the transactions contemplated hereby.

     5.12 ASSETS AND LIABILITIES. Except for the assets and capital stock to be acquired and liabilities to be incurred or assumed pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, Buyer does not have, and at the First Closing Date and the Second Closing Date will not have, any tangible or intangible assets, real, personal or mixed, tangible or intangible, or liabilities, contingent or otherwise.

     5.13 COMPLIANCE WITH LAWS. Buyer is in substantial compliance with all applicable Laws.

VI.  COVENANTS OF THE PARTIES

     6.1 CONDUCT OF BUSINESS. From the date hereof through the Second Closing Date, except as provided for in, or contemplated by, this Agreement, and, except as otherwise consented to or approved by Buyer in writing, the Stockholders covenant and agree that:

          (a) The Company and each of its Subsidiaries shall operate their businesses in the ordinary course consistent with past practices;

          (b) Neither the Company nor any of its Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

          (c) The Company shall not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities;

          (d) Neither the Company nor any of its Subsidiaries shall incur or assume any indebtedness for borrowed money except under the Credit Agreement in an amount not to exceed $25 million or issue or sell any debt securities or warrants or rights to acquire any debt securities;

          (e) Except as required by applicable law, or contractual obligations or other understandings or arrangements existing on the date hereof which have been disclosed to Buyer in this Agreement or in the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall (i) increase or agree to increase in any manner the compensation of, or increase or agree to increase the bonus or incentive compensation of, enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees; provided, however, the Company may increase the compensation of its and its Subsidiaries' employees on an individual basis in connection with annual performance reviews conducted in the ordinary course of business consistent with past practice, which increase shall not be in excess of 5% of each such employee's total annual compensation; and provided, further, that such compensation increases for employees at the Company's Farmingdale office in the aggregate shall not be in excess of $50,000 on an annualized basis; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any such director, officer or employee, whether past or present; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing director, officer or employee or amend or commit itself to amend any such agreement or similar arrangement in existence on the date hereof; (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof; or
(v) enter into any new collective bargaining agreement or amend any existing collective bargaining agreement;

          (f) Except for the sale of products and services and the purchase of materials for resale or consumption or the replacement of worn, damaged or obsolete equipment, in the ordinary course of business, and except as permitted in Section 6.1(o) hereof, neither the Company nor any of its Subsidiaries shall (i) sell, transfer or otherwise dispose of any assets or purchase, lease or acquire the use of any assets, (ii) create or permit to exist any new security interest, lien or encumbrance on its properties or assets, or (iii) purchase any securities of any person;

          (g) The Company and its Subsidiaries shall maintain their owned and leased properties including but not limited to the S&J Assets in regular operating condition and repair, subject to normal wear and tear, and make all necessary renewals, additions and replacements thereto consistent with past practice;

          (h) The Company and its Subsidiaries shall not enter into any contract or commitment or engage in any transaction not in the ordinary course of business and consistent with their past business practices;

          (i) The Company and its Subsidiaries shall maintain in effect adequate insurance coverages substantially similar to those listed on Section 4.20 of the Disclosure Schedule;

          (j) The Company and each of its Subsidiaries shall use commercially reasonable efforts to preserve their business organizations intact, to keep available to Buyer to the extent requested by Buyer their present key officers and employees and to preserve for Buyer the present relationships with their suppliers and customers and others having business relations with the Company and/or its Subsidiaries;

          (k) Neither the Company nor any of its Subsidiaries shall sell, assign, transfer or license any patent, trademark, trade name, trade secret, license, customer list, brand name or pending application for any patent or trademark, or any technical information or other proprietary information;

          (l) Neither the Company nor any of its Subsidiaries shall do any act or omit to do any act, or permit any act or omission to act if within their reasonable control, which will cause a material breach of any of their respective contracts, commitments or obligations;

          (m) The Company and each of its Subsidiaries shall substantially comply with all laws, regulations and orders applicable to their business or the Assets or as may be required for the valid and effective transfer of the Assets and the Company or S&J shall substantially comply with all laws, regulations and orders applicable to the S&J Assets or as may be required for the valid and effective transfer of the S&J Assets;

          (n) The Company and each of its Subsidiaries shall maintain their books of account and financial records in the usual, regular and ordinary manner in accordance with GAAP on a basis consistent with prior years, and shall make no change in any of their accounting methods or practices (except as required by GAAP);

          (o) Neither the Company nor any of its Subsidiaries shall expend, or agree or commit to expend, in excess of $50,000 in the aggregate for the purchase or lease of any capital assets;

          (p) Neither the Company nor any of its Subsidiaries shall amend their respective Certificates of Incorporation or By-Laws, nor shall the shareholders or directors of any of them have voted to approve any such amendment; and

          (q) Neither the Company nor its Subsidiaries shall agree to take any action prohibited by this Section 6.1.

     6.2 ACCESS TO INFORMATION. The Stockholders will cause the Company and its Subsidiaries to (i) give Buyer and its authorized representatives reasonable access to all books and records (other than customer lists and competitive price information) and offices, other facilities and properties of the Company and its Subsidiaries; (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably request; and (iii) cause their officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the personnel and the operation of the business of the Company and its Subsid-iaries; and provided, further that such investigation shall not include visits to the retail branches of the Company or any of its Subsidiaries until following receipt of the initial issuance of the FERC order required for the transactions contemplated by this Agreement. In addition to the foregoing, Buyer will have such rights and privileges as set forth on Schedule III attached hereto.

     6.3 COMMERCIALLY REASONABLE EFFORTS. Subject to the express terms and conditions of this Agreement, each of Sellers, Buyer and NGC will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in
Article VII hereof and to consummate the transactions contemplated by this Agreement without unnecessary delay.

     6.4 REGULATORY APPROVALS. (a) HSR Act. Sellers, Buyer and NGC shall each promptly make, and cause to be made, any and all filings which are required under the HSR Act and each agrees to furnish the other with such necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings and submissions to the Federal Trade Commission and the Antitrust Division of the Department of Justice. Each party shall use all commercially reasonable efforts to respond promptly to any request for additional infor-mation, or other formal or informal request for information, witnesses or documents which may be made by any governmental or regulatory authority pertaining to the transactions contemplated hereby, and shall prepare promptly all further applications and instruments necessary or desirable in order to obtain, at the earliest practicable date, expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby, and shall keep the other party fully apprised of its actions with respect thereto.

          (b) FERC. Buyer and NGC shall, and shall cause NWPS, to promptly make any and all filings which are required under
Section 204 of the FPA to enable NWPS, Buyer and NGC to obtain the Temporary Financing and the Permanent Financing.

     6.5 CONSENTS. Each of Sellers, Buyer and NGC shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities, including FERC, and other third parties necessary to consummate the transactions contemplated by this Agreement and to carry on the business of the Company and its Subsidiaries substantially in the manner as heretofore conducted.

     6.6 PUBLIC ANNOUNCEMENTS. Prior to the Second Closing Date, the Stockholders, the Company, Buyer and NGC will consult with each other before issuing any report, statement or press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such report, statement or press release or make any such public statement without such prior consultation and (except as required by the HSR Act, and the rules and regulations of FERC, the SEC, the New York Stock Exchange and the South Dakota Public Utility Commission) approval of the other party (which shall not be unreasonably withheld). Statements made to employees, investment bankers, financing institutions and rating agencies after the transactions contemplated by this Agreement are publicly announced shall not be deemed public for this purpose.

     6.7 SUPPLEMENTAL DISCLOSURE. Sellers shall have the right from time to time prior to the Second Closing to supplement the Disclosure Schedule with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. However, no such supplement of the Disclosure Schedule shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

     6.8 BOOKS AND RECORDS. Sellers and Buyer agree that, so long as any books, records and files relating to the business, properties, assets or operations of the Company and its Subsid-iaries, to the extent that they pertain to the operations of the Company and its Subsidiaries prior to the Second Closing Date, remain in existence and available, each party (at its expense) shall (i) have the right to inspect and to make copies of the same at any time during business hours for any proper purposes, and (ii) give written notice to the other party within 20 business days prior to any destruction of any such books, records or files in order to allow the other party to inspect and/or make copies of such books, records or files prior to destruction thereof.

     6.9 EMPLOYEES; EMPLOYEE BENEFITS. Buyer agrees that it shall cause the Company and its Subsidiaries to offer employment to each person who is an employee of the Company or any of its Subsidiaries on the Second Closing Date upon substantially the same terms and conditions (except as otherwise set forth in this Section 6.9) as such employee was employed immediately prior to the Second Closing, whether as an employee at will or pursuant to contract. Buyer shall cause the Company and its Subsidiaries to provide those persons who continue to be employed by the Company and its Subsidiaries with salary and benefits that are substantially equivalent in the aggregate to the salary (to the extent such salaries have been established in accordance with
Section 6.1 of this Agreement) and benefits (to the extent such benefits have been disclosed to Buyer on Section 4.13 of the Disclosure

Schedule) provided to them immediately prior to the Second Closing Date; provided, however, that the Buyer shall have no obligation to cause the Company and its Subsidiaries to maintain any particular plan or form of benefit. Buyer shall cause the Company to satisfy all obligations imposed by applicable law. Buyer agrees that all periods of employment of each of the employees with the Company or its Subsidiaries prior to the Second Closing Date shall constitute service for eligibility and vesting purposes under any plan offered to employees of the Company and its Subsidiaries following the Second Closing Date. Buyer agrees to provide, or cause the Company to provide, the employees of the Company and its Subsidiaries on the Second Closing Date with the severance benefits set forth in the agreement between Buyer and the Company dated May 17, 1995. Buyer and the Company agree that they will not modify or amend such severance benefits in a manner that will be adverse to the employees. Buyer further agrees that such severance plan shall be deemed disclosed by the Sellers for all purposes under this Agreement. Buyer agrees that the Company shall retain all liability for salary and benefit matters occurring subsequent to the Second Closing Date.

     6.10 CERTAIN TAX MATTERS. (a) Buyer shall pay all sales, use, transfer, filing, conveyance, recording, and other similar taxes and fees, including, without limitation all applicable transfer taxes, recording fees, stock transfer taxes and the New York State Real Property Transfer Gains Tax (New York Consolidated Laws Service Tax Section 1441 (1994)) (collectively, "Transfer Taxes"), arising out of or in connection with the transactions effected pursuant to this Agreement. Buyer shall (at its sole cost and expense) prepare and file all necessary Tax Returns and other documents (other than those which S&J is required by law to file) with respect to such Transfer Taxes. If required by applicable law, Sellers will join in the execution of any such Tax Returns or other documentation.

          (b) The Stockholders shall prepare and file, or cause to be prepared and filed, on a timely basis and at Stockholders' sole cost and expense, all Tax Returns relating to the Company or any of its Subsidiaries for the taxable period ending on March 31, 1995. Buyer shall prepare and file, or cause to be prepared and filed, on a timely basis and at Buyer's sole cost and expense all Tax Returns relating to the Company and/or its Subsidiaries for the taxable period commencing April 1, 1995 and ending on the Second Closing Date. Buyer shall pay, or cause to be paid, subject to Article IX, on a timely basis all Taxes shown to be due on the Tax Returns referred to in this paragraph (b), to the extent such Taxes are accrued in the Statement of Working Capital as of the Second Closing Date or are due with respect to the transactions contemplated by this Agreement.

          (c) Buyer shall, or shall cause the Company to, promptly notify the Stockholders' Agent of the receipt of any notice from any taxing authority of an audit or other contest of the Company's or any of its Subsidiaries' Tax Returns for any taxable period for which the Stockholders are required to indemnify Buyer under Section 9.2(b) hereto. The Stockholders' Agent and Buyer shall act together in good faith and shall jointly control, each at their own expense, any proceeding with respect to such audit or other contest; provided, however, that the Stockholders' Agent shall have primary responsibility and sole authority, after consulting with Buyer, for communicating with such taxing authority and taking all other actions deemed necessary or desirable by such parties in connection with such matters. Neither the Stockholders' Agent nor Buyer shall have the right, without the prior written consent of the other, which shall not be unreasonably withheld, to resolve or settle any issue with any taxing authority in any such proceeding. With respect to audits of the Company's federal Tax Returns for the taxable period referred to in this Section 6.10(c), Buyer and the Stockholder's Agent shall mutually agree as to the appropriate site at which such audit shall be conducted.

          (d) Buyer and Sellers shall provide the other party with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return of the

Company and its Subsidiaries or relating to the transactions contemplated by this Agreement, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes of the Company and its Subsidiaries or relating to the transactions contemplated by this Agreement, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.10 or pursuant to any other Section hereof providing for the furnishing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

     6.11  CONFIDENTIALITY AGREEMENT.

          (a) Buyer and NGC shall at all times comply with all terms and provisions of the Confidentiality Agreement between NWPS and the Company, dated as of December 19, 1994, as if Buyer and NGC were the signatories to such Confidentiality Agreement (the "Confidentiality Agreement"), including, but not limited to, the provisions restricting Buyer and NGC from hiring and soliciting employees of the Company and its Subsidiaries.

          (b) In addition to the foregoing, it is understood and agreed that Buyer and NGC and any of their respective affiliates or representatives shall not be provided with additional information regarding the Company or any of its Subsidiaries or the operation of their business, until such time that Buyer and NGC each execute and deliver to the Company a new or supplemental confidentiality agreement with the Company whereby such parties agree to, and to cause their respective affiliates and representatives to, keep such information confidential and not to hire the employees of the Company or any of its Subsidiaries for a period of eighteen months from the date thereof; provided, that such agreement shall terminate upon consummation of the Second Closing. Buyer and NGC will not provide any information or access to information to Empire or its affiliates or representatives until it has executed a similar agreement. The agreements of Buyer, NGC and Empire shall also contain the provision that they shall not provide any information or access to information to any entity in direct or indirect competition with the Company or such entity's affiliates or representatives until such entity has executed a similar agreement.

     6.12 THE SERIES A NOTES. Simultaneously with the First Closing, the Stockholders and Buyer shall cause the Company to
(a) deliver the notice required for redemption of the Series A Notes to the trustee under the Indenture (the "Trustee"), if not previously delivered, and (b) instruct the Trustee to act on the Company's behalf and issue the required notice of redemption to the holders of all issued and outstanding Series A Notes. Following the Second Closing, Buyer shall, and shall cause the

Company, the Trustee and the Paying Agent to, do all things necessary or desirable to enable the Company to consummate the redemption in compliance with the terms of this Agreement and the Indenture as soon as possible.

     6.13 FINANCING. (a) Buyer and NGC will, and will cause NWPS to, use all commercially reasonable efforts to obtain the Temporary Financing as soon as practicable. Buyer and NGC will provide Sellers with periodic updates of the status and progress of such financing, as reasonably requested by Sellers. Buyer and NGC shall provide Sellers with all loan agreements relating to the Temporary Financing, as reasonably requested by Sellers. Buyer and NGC will promptly advise Sellers of any material changes in such financing or if there develops a reasonable likelihood that such financing will not be obtained.

          (b) Sellers agree to cooperate with Buyer and comply with all reasonable requests for information with respect to the Company made by Buyer in connection with NWPS, NGC and Buyer obtaining the Temporary Financing, the Permanent Financing, and any necessary authorization from FERC. NWPS intends to prepare and file with the SEC one or more registration statements to register for sale by underwritten public offerings the securities of NWPS (the "Registration Statements"), and/or to prepare and use one or more private placement memoranda for the private placement offering and sale of all or some of such securities

("Private Placement Memoranda"), each pursuant to the terms of the Permanent Financing described in the Buyer Disclosure Schedule, all as soon as reasonably practicable after the date of this Agreement. In connection with such Registration Statements and Private Placement Memoranda, the Sellers shall furnish to NGC, for use by NWPS, such information relating to the Company and its Subsidiaries, their businesses, properties and financial condition and results of operations, as may be reasonably requested by NGC to enable completion of such Registration Statements and Private Placement Memoranda. Buyer agrees to provide Sellers with copies of all documents containing descriptions of, or information with respect to, Sellers, S&J, or the transactions contemplated hereby, and the inclusion of such descriptions and information in such documents shall be subject to the Stockholders' Agent's approval (which shall not be unreasonably withheld).

     6.14 RESIGNATIONS. Simultaneously with the Second Closing, each Stockholder shall resign from all positions held as of such date as a director, officer or employee of the Company or its Subsidiaries.

     6.15 COVENANT NOT TO COMPETE. Simultaneously with the Second Closing, the Stockholders' Agent shall deliver to Buyer Non-Competition Agreements, substantially in the form of Exhibit A attached hereto, executed by all of the Stockholders, which by their terms will take effect on the Second Closing Date and terminate on the third anniversary of the Second Closing Date (the "Non-Competition Agreements"). The parties hereto agree that no portion of any purchase price paid pursuant to this Agreement shall be allocated to the Non-Competition Agreements.

     6.16 STOCKHOLDERS' AGREEMENT. Simultaneously with the Second Closing, Buyer and the Stockholders' Agent, on behalf of the Stockholders, shall enter into a Stockholders Agreement, substantially in the form of Exhibit B attached hereto (the "Stockholders' Agreement").

     6.17 CONTRACT ESCROW AGREEMENT. Simultaneously with the Second Closing, Buyer, the Stockholders' Agent, on behalf of the Stockholders, and the escrow agent named therein, shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the "Contract Escrow Agreement").

     6.18 COMPANY AUDIT. The Company shall cause its auditors to conduct and complete their audit of the financial statements of the Company and its Subsidiaries for the fiscal year ended March 31, 1995 and, as soon as received by the Company, the Company shall provide to Buyer the Company's audited financial statements for the fiscal year ended March 31, 1995, together with the notes thereto and the auditors report thereon (the "March 1995 Financial Statements").

     6.19  SUBSIDIARY CORPORATE ACTION.  Prior to the First
Closing, Sellers will cause all necessary corporate action to be taken by the Subsidiaries as needed to duly authorize the Subsidiaries to consummate the sale of the Assets at the First
Closing.

     6.20 NGC GUARANTY. NGC hereby unconditionally and irrevocably guarantees the full and punctual performance and compliance by Buyer and its permitted assigns with respect to all actions, commitments and obligations of Buyer set forth in this Agreement (subject to the terms and conditions hereof). In the event Buyer or its permitted assigns fail to perform or comply with any such action, commitment or obligation, NGC shall fully and punctually perform or comply with such action, commitment or obligation. NGC hereby agrees that it shall not be necessary for Sellers or S&J to give any notice to NGC, or make any request of NGC, or institute any arbitration, suit or proceeding or obtain a judgment or order or exhaust its legal remedies against Buyer in order for NGC to perform under this Section 6.20. NGC hereby waives (i) demand by Sellers or S&J for performance of, or failure by Buyer to perform, its obligations under or arising out of this Agreement (subject to the terms and conditions hereof), and (ii) all other notices for which NGC might otherwise be entitled in connection with this guaranty. If Buyer assigns any rights under this Agreement, NGC's obligation to guaranty Buyer's full and punctual performance hereunder shall remain in full force and effect and shall not be altered or affected thereby.

     6.21 OTHER DOCUMENTS OF BUYER. From the date of this Agreement through the Second Closing Date, Buyer shall not modify or amend its certificate of incorporation or by-laws or amend the terms of the Temporary Financing or the Permanent Financing in a manner that would (i) adversely affect Buyer's and NGC's ability to consummate the transactions contemplated hereby, or (ii) make such financing more difficult to obtain.

     6.22 TITLE EXAMINATION. Buyer shall have the right, at Buyer's option and Buyer's sole cost and expense, to order title insurance commitments for real estate owned by the Company or any of its Subsidiaries and security interest, tax lien and judgment searches at the state and county levels. Sellers shall cooperate with Buyer and Sellers will use all commercially reasonable efforts to comply with all reasonable requests of Buyer to assist Buyer in the foregoing.

     6.23 SENIOR SUBORDINATED NOTES. If, at any time prior to, at, or after the Second Closing Date, Buyer, NGC or the Company or any of their respective affiliates redeem or otherwise purchase any of the Company's 11 % Senior Subordinated Notes due November 1997 (the "Senior Subordinated Notes") at an amount less than the principal amount (plus accrued interest thereon to the date of redemption or purchase), Buyer shall pay to the

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Stockholders' Agent for the account of the Stockholders, as additional purchase price for the Shares within ten days of such redemption or purchase (but not earlier than the Second Closing
Date), the difference between the principal amount of such Senior Subordinated Notes (plus accrued interest thereon to the date of redemption or purchase) and the amount actually paid by such person for such Senior Subordinated Notes. The issued and outstanding principal amount of Senior Subordinated Notes as of the Second Closing Date, together with interest accrued thereon through such date, is referred to herein as the "Senior Subordinated Note Amount."

     6.24 CAPITALIZATION. Subject to the conditions hereof, NGC hereby covenants to purchase from Buyer, or cause NWPS to purchase from Buyer, and Buyer hereby covenants to issue to NGC or NWPS, as the case may be, immediately prior to the First Closing, for an aggregate cash purchase price equal to approximately 50% of the aggregate cash purchase price to be paid by Buyer at the First Closing and the Second Closing, the capital stock of Buyer as set forth in Section 5.8 hereof.

     6.25 TANK INVENTORY. (a) The Stockholders will deliver at the First Closing, the results of a physical inventory of the consumer propane tanks owned by the Company and its Subsidiaries which are held in inventory and a verification of executed tank contracts, customer supply agreements executed by the customer

                               -80-

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relating to tanks with a capacity of 100 pounds or less which states that the Company or the Subsidiary is providing the tank for use by the customer (such agreement shall not be required to list a serial number for the tank), work orders executed by the customer (such work order shall include the serial number of the tank), bills of sale, and tank supplier invoices, as of the First Closing Date (the "Tank Inventory"). Buyer will be given adequate advance notice of the inventory being taken and the verification being performed and be permitted to have Buyer's authorized representatives observe such process.

          (b) As soon as practicable, but not later than 180 days after the First Closing Date, Buyer shall have the right to dispute the Tank Inventory based on its own physical inventory or otherwise as of the Second Closing Date by delivering a notice of Claim pursuant to Article IX hereof. In addition, Buyer shall provide the Stockholders' Agent with periodic status reports with respect to Buyer's verification of the Tank Inventory and within 90 days after the First Closing Date, Buyer shall provide the Stockholders' Agent with a detailed report with respect to such verification. If Buyer does not dispute the Tank Inventory, the Tank Inventory shall be binding for purposes of determining a breach of Section 4.9(a) hereof with respect to ownership of consumer propane tanks or the Tank Overage Amount (as defined in Section 6.25(c) hereof). The Stockholder's Agent shall have the

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opportunity to assist in establishing the Company's or any of its
Subsidiaries' good title as defined in Section 4.9(a) hereof to such tank. Buyer shall reasonably cooperate with the Stockholders' Agent in such effort. The final tank inventory number, whether it be the Tank Inventory, an inventory agreed to between Buyer and the Stockholders' Agent in writing, or an inventory determined by an arbitrator, shall be the "Final Tank Inventory".

          (c) To the extent there exists a net deficiency (after applying the credits referred to in Section 4.9(a) hereof) in the number of consumer propane tanks on the Final Tank Inventory when compared to the net number of tanks set forth on Section 4.9(a) of the Disclosure Schedule (after applying the 5% "deductible" referred to in Section 4.9(a) hereof), such deficiency shall be reduced to an amount of Damages (as defined in Section 9.2(a) hereof) determined by reference to the American Tank and Welding new tank price for such types and sizes of tanks, plus shipping costs, except that to the extent Buyer is able to acquire used tanks of the same types and sizes which are in generally good condition and fit for their intended use at a tank price plus shipping costs that is less than the new tank price plus shipping costs (from a source identified to Buyer by the Stockholders' Agent), then such used tank price shall be used to determine Damages. Buyer shall provide the Stockholders' Agent with

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

written notice of a deficiency and the Stockholders' Agent shall have 30 days from receipt of such notice to identify used tanks for purchase by Buyer. To the extent the net number of tanks set forth on the Final Tank Inventory is more than 5% greater than the net number of tanks represented on Section 4.9(a) of the Disclosure Schedule (after applying the credits referred to in Section 4.9(a) hereof), then such overage shall be reduced to a dollar amount by reference to 66-2/3% of the American Tank and Welding new tank price, plus shipping costs, for such types and sizes of tanks. The aggregate dollar amount of such overage shall be referred to herein as the "Tank Overage Amount."

     6.26 C&L MATTERS ESCROW AGREEMENT. Simultaneously with the Second Closing, Buyer, the Stockholders' Agent, on behalf of the Stockholders, and the escrow agent named therein, shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit D (the "C&L Matters Escrow Agreement").

     6.27 THE PROMISSORY NOTE. The Promissory Note shall be payable in three successive equal annual installments one each on the first three anniversaries of the Second Closing Date, plus interest then accrued but previously unpaid thereon as part of each such installment; provided, that the unpaid principal balance shall not bear interest during the first 12 months after the date of issuance of the Promissory Note and thereinafter shall bear interest at a rate of 9 1/2% per annum. The Promis-sory Note shall be in a form mutually satisfactory to the Stockholders' Agent and Buyer and shall have the typical characteristics of an unsecured obligation of its kind and shall be subject to acceleration of maturity on account of any default thereunder and shall be subject to prepayment in whole at any time or in part from time to time without penalty or premium of any kind.

     6.28 SECTION 351 OF THE CODE. Each of the Sellers and Buyer agree to report, for federal and state income tax purposes, the transfer of the Class A Common Stock, the Class B Common Stock and the cash of Buyer in exchange for Buyer Common Stock, Buyer Series A Preferred Stock and cash as a transaction governed by Section 351 of the Code and agree to act in accordance herewith (a) in the preparation of financial statements, (b) in the filing of all tax returns and (c) except as otherwise required by law, during the course of any tax audit, tax review or tax litigation relating thereto. The parties hereto acknowledge that references to purchase and sale of the Class A and Class B Common Stock are for the convenience of the parties and are not intended to effect treatment of the transaction under the Code.

     6.29 LEASE OF CERTAIN ASSETS. The Buyer agrees that it will enter into an operating lease with each of the Operating Subsidiaries concurrently with the First Closing pursuant to which the Operating Subsidiaries will be permitted to use the

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

Assets and the S&J Assets in the operation of their businesses.
The parties agree that the lease will be solely for the Buyer's benefit and lease payments thereunder shall be based on the fair market value and the term shall be for at least one year.

VII.  CONDITIONS
      ----------

     7.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND S&J AT THE FIRST CLOSING. The obligations of the Company and S&J to consummate the transactions contemplated by this Agreement to occur at the First Closing are subject to the fulfillment at or prior to the First Closing of each of the following conditions (any or all of which, except for the condition set forth in Section 7.1(f) hereof, may be waived in whole or in part by the Company):

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties made by Buyer and NGC in this Agreement shall be true and correct when made and at and as of the First Closing Date as though such representations and warranties were made at and as of the First Closing Date, except for representations and warranties that speak as of a specific date or time other than the First Closing Date (which need only be true and correct as of such date or time).

          (b) PERFORMANCE. Buyer and NGC shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the First Closing.

          (c) OFFICER'S CERTIFICATES. Buyer and NGC shall have each delivered to Sellers a certificate, satisfactory in form to Sellers, dated the First Closing Date and executed by an executive officer of Buyer and NGC, respectively, to the effect of paragraphs (a) and (b) above and to the effect that Buyer and NGC each intend to consummate the Second Closing and is not aware of any reason the Second Closing will not occur.

          (d) NO LITIGATION. There shall not be instituted any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (i) restrains or prohibits the consummation of the transactions contemplated hereby, or (ii) imposes significant damages or other material remedies on any of the Stockholders; provided that the Board of Directors of the Company (in the case of clause (i)) or the Stockholders' Agent (in the case of clause (ii)) shall have determined, after consultation with counsel, that it is necessary to abandon the transactions contemplated by this Agreement because of the institution of such suit, action, investigation, inquiry or proceeding.

          (e) NO INJUNCTION. There shall not be in effect any writ, judgment, order (including a preliminary restraining order), injunction or decree of any court or governmental agency or body of competent jurisdiction enjoining, restraining or prohibiting the consummation of the transactions contemplated hereby.

          (f) EXPIRATION OR TERMINATION OF HSR ACT PERIOD. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

          (g)  RELEASE OF LIENS.  The Liens on assets of the
Company and its Subsidiaries securing the Notes, the Indenture and related documents shall be released at or prior to the First
Closing.

          (h) EMPIRE INDEMNITY. The Stockholders' Agent shall have received a written, enforceable commitment (in form and substance satisfactory to the Stockholders' Agent) of Empire to indemnify the Stockholders and S&J if the Stockholders or S&J incur any liability or expense in any proceeding by a third party (including a governmental authority) alleging that the involvement of Empire (or any of its affiliates) in the transactions contemplated by this Agreement (including its investment in Buyer and its proposed operation of the business of the Company and its Subsidiaries) (a) breaches a contractual or other obligation owed by Empire (or any of its affiliates) to such third party or (b) violates any law, regulation or judicial or administrative order (assuming compliance with the applicable requirements of the HSR Act) or (c) was not duly authorized by Empire as required by corporate law or its charter or by-laws.

          (i) CONSENTS. Sellers shall have obtained all consents, waivers and approvals required for consummation of the transactions contemplated by this Agreement to occur at the First
Closing not otherwise required by Section 7.1(f).

          (j) DELIVERY OF DOCUMENTS AND OTHER ITEMS. Buyer and NGC shall have delivered the documents and other items required to be delivered to or for Sellers hereunder, including those to be delivered at the First Closing pursuant to Section 3.3 of this Agreement.

     7.2 CONDITIONS TO OBLIGATIONS OF BUYER AT THE FIRST CLOSING. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the First Closing are subject to the fulfillment at or prior to the First Closing of each of the following conditions (any or all of which, except for the conditions set forth in Section 7.2(f) hereof, may be waived in whole or in part by Buyer):

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties made by the Stockholders in this Agreement shall be true when made and at and as of the First Closing as though such representations and warranties were made at and as of the First Closing, except for representations and warranties that speak as of a specific date or time other than the First Closing Date (which need only be true and correct as of such date or time); provided, however, that for purposes of this Section 7.2(a), breaches of the representations and warranties made by the Stockholders in this Agreement that result in aggregate damages in an amount not in excess of $700,000 are hereby waived solely for purposes of consummation of the transactions contemplated by this Agreement and not for purposes of calculating Damages under Article IX of this Agreement.

          (b) PERFORMANCE. Each Seller shall have performed and complied, in all respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by such Seller at or prior to the First Closing.

          (c) STOCKHOLDERS' CERTIFICATE. The Stockholders shall have delivered to Buyer a certificate, satisfactory in form to Buyer, dated the First Closing Date and executed by the Company and the Stockholders, respectively, to the effect of paragraphs
(a) and (b) above and to the effect that each of the Stockholders and the Company and S&J intends to consummate the Second Closing and is not aware of any reason the Second Closing will not occur.

          (d) NO PROCEEDING OR LITIGATION. There shall not be instituted any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (i) restrains or prohibits the consummation of the transactions contemplated hereby, (ii) would have a material adverse effect on Buyer's ability to exercise control over or manage the business of the Company and its Subsidiaries after the First Closing Date, (iii) would have a material adverse effect on Buyer or any of its affiliates or (iv) would have a material adverse effect on the business, operations, condition (financial or otherwise), liabilities, assets or earnings of the business of the Company and its Subsidiaries; provided, that the Board of Directors of NWPS shall have determined, after consultation with its counsel, that it is necessary for Buyer and NGC to abandon the transactions contemplated by this Agreement because of the institution of such suit, action, investigations, inquiry or proceeding.

          (e) NO INJUNCTION. There shall not be in effect any writ, judgment, order (including a preliminary restraining orders) injunction or decree of any court or governmental agency or body of competent jurisdiction enjoining, restraining or prohibiting the consummation of the transactions contemplated hereby.

          (f) EXPIRATION OR TERMINATION OF HSR ACT PERIOD AND FERC APPROVAL. Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and FERC shall have issued one or more orders, which have become final, granting NWPS all necessary authority under the FPA to consummate the Temporary Financing and the Permanent Financing.

          (g) CONSENTS. Buyer shall have obtained all consents, waivers and approvals required for consummation of the transactions contemplated by this Agreement to occur at the First
Closing not otherwise required by Section 7.2(f).

          (h)  DELIVERY OF DOCUMENTS AND OTHER ITEMS.  The
Stockholders shall have delivered the documents and other items required to be delivered to Buyer hereunder, including those to be delivered at the First Closing pursuant to Section 3.3 of this Agreement.

          (i) FINANCING. Buyer shall have obtained the funds necessary to consummate the transactions contemplated hereby.

     7.3 CONDITIONS TO OBLIGATIONS AT THE SECOND CLOSING. The respective obligations of Sellers, S&J, Buyer and NGC to consummate the transactions contemplated by this Agreement to occur at the Second Closing are subject to (i) consummation of the transactions contemplated by this Agreement to occur at the First Closing, and (ii) delivery of the documents and other items required to be delivered hereunder, including those to be delivered at the Second Closing pursuant to Sections 3.4 and 3.5 hereof, unless such delivery has been waived by the party to receive such document or other item.

VIII.  TERMINATION, AMENDMENT AND WAIVER
       ---------------------------------

     8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time, by mutual written agreement of each of the Stockholders' Agent, Buyer and NGC;

          (b) at any time after September 30, 1995 by any party hereto, if the First Closing shall not have been consummated on or prior to such date (unless the failure to consummate the First Closing by such date shall be due to a breach of the Agreement by the party or its affiliate seeking termination); or

          (c) on the fifth business day after the date the Company delivers to Buyer the March 1995 Financial Statements, by Buyer, if the consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 1995 (which is a part of the March 1995 Financial Statements) sets forth (i) Property, plant and equipment (less accumulated depreciation and amortization) in an amount less than $68,000,000, and (ii) Total stockholders deficiency for the year then ended with a greater deficiency than $(8,500,000) exclusive of any changes in the Company's litigation reserve and non-recurring adjustments in connection with the transactions contemplated by this Agreement and not reflecting any capital contributions paid since March 31, 1995.

     8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Sections 8.1(b) or 8.1(c) hereof, written notice thereof shall forthwith be given by the party so terminating to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. If this Agreement is terminated pursuant to Section 8.1 hereof: (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by either party hereto with respect to the other party shall be treated in accordance with
Section 6.11 hereof and the Confidentiality Agreement referred to in said Section;

          (b) all filings, applications and other submissions made pursuant to Sections 6.4, 6.5 and 6.13(b) hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

          (c) there shall be no liability or obligation hereunder on the part of Sellers, S&J, NGC or Buyer or any of their respective directors, officers, employees, affiliates, agents or representatives, except that Sellers, S&J, NGC and Buyer, as the case may be, may have liability to the others if the basis of termination is a willful, material breach by such party or its affiliates of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 8.2 and Sections 6.11, 6.20 (to the extent Buyer's obligations in Sections 8.2, 6.11 and 11.1 hereof survive) and 11.1 hereof shall survive any such termination.

     8.3 AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented at any time by written agreement executed by the Stockholders' Agent, Buyer and NGC.
Any failure of Sellers and S&J, on the one hand, or Buyer and NGC, on the other hand, to comply with any term or provision of this Agreement may be waived by the other party at any time by an instrument in writing signed by or on behalf of such other party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

IX.  SURVIVAL; INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement and the environmental indemnity set forth in this Article IX shall survive the Second Closing Date for a period ending on the earlier of (a) the date the audit report relating to the March 31, 1996 audit of the consolidated financial statements of the Company and its subsidiaries has been signed by the Company's accountants and delivered to the Company and (b) June 30, 1996; provided, however, that (i) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.19, 4.22, 5.1, 5.2,
5.6, 5.7, 5.8 and 5.11 hereof shall survive the Second Closing Date indefinitely, (ii) the representations and warranties contained in Section 4.12 hereof shall terminate at the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof by, or consented to by, the Stockholders or a governmental Tax authority) and (iii) the representations and warranties in Section 4.9(a) with respect to ownership of consumer propane tanks shall survive 180 days after the First Closing Date. Following the Second Closing Date, neither the period of survival nor the liability of the Stockholders, on the one hand, and Buyer and NGC, on the other hand, with respect to their respective representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other party. If written notice of a claim in accordance with
Section 9.4(a) has been given by an Indemnified Person prior to the expiration of the applicable survival period, then such indemnification obligation shall survive as to such claim until such claim has been finally resolved.

     9.2 INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the limitations set forth in this Article IX, the Stockholders shall indemnify Buyer and its affiliates, officers, directors, employees, agents, successors and assigns for, and shall defend and hold them harmless from, against and with respect to all loss, liability, damage (including exemplary damage) and expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating any claim, but excluding those losses, liabilities, damages or expenses covered by insurance) (collectively, "Damages") that result from:

          (a) any breach of or noncompliance with any of Sellers' representations, warranties, covenants or agreements contained in this Agreement or in the certificate referred to in
Section 7.2(c) hereof, other than representations and warranties contained in Section 4.12 hereof; and any environmental remediation of any real property acquired by Buyer or a subsidiary of Buyer at the First Closing, or owned or leased by the Company or any of its Subsidiaries at the time of the Second Closing, to correct conditions existing prior to the First

Closing with respect to such property (i) to the extent correction is required by Environmental Laws, unless (ii) such correction is required solely to enable such property to be used for the purpose used prior to the First Closing in compliance with Environmental Laws; in which case, any remediation required under this clause (ii) shall be included in the calculation of Damages only if such remediation is reasonable from an economic standpoint (determined by weighing the cost of the remediation against the value of the property to the ongoing business); and provided, further, that the Stockholders shall have no liability for amounts otherwise indemnifiable under this paragraph (a) until the total of such amounts exceed $700,000 plus the Tank Overage Amount, if any, and then only to the extent that the total of such amounts exceed $700,000 plus the Tank Overage Amount, if any; and provided, further, that any amount payable to Buyer under this paragraph (a) shall be payable solely out of the Contract Escrow Funds and that the Stockholders' liability for such indemnification shall not exceed the Contract Escrow Funds; provided, however, that $4 million of the Contract Escrow Cash shall be allocated solely to settle Claims for Damages with respect to a breach of the representations and warranties in
Section 4.9(a) hereof with respect to ownership of consumer propane tanks, and any amount remaining after 180 days after the Second Closing and not in dispute with respect to such Claims shall be available to provide the Stockholders with a source to fund the payment of Damages relating to the C&L Matters; or

          (b) any breach of the representations and warranties set forth in Section 4.12 hereof; provided, however, that the Stockholders shall have no liability for amounts otherwise indemnifiable for a breach of their representations and warranties under this paragraph (b) until the total of such amounts exceed $250,000, and then only to the extent that the total of such amounts exceeds $250,000; provided, further, that if a claim is indemnifiable under paragraph (a) above, it shall not be indemnifiable under this paragraph (b).

          (c) Notwithstanding the foregoing, (i) no claim shall be asserted pursuant to Sections 9.2(a) or 9.2(b) hereof with respect to any liability included in calculating the Statement Working Capital pursuant to Section 1.6 hereof or if such claim is a C&L Matter; (ii) no claim shall be asserted pursuant to
Section 9.2(b) hereof until the aggregate amount of such claims exceeds the aggregate amount of any Tax Refunds (as defined below); and (iii) no claim shall be asserted pursuant to Section 9.2(b) hereof until an amount equal to the lesser of (A) the total amounts of the Company's and its Subsidiaries' net operating losses as of the First Closing Date in excess of the amounts applied to reduce their taxable gains on the sale of the Assets to Buyer after giving effect to the purchase by the

Company of the Series B Notes at the First Closing and (B) $1,000,000 is applied to offset any increase in taxable income for federal income tax purposes resulting from such Claim. A "Tax Refund" shall mean any refund or recovery of Taxes with respect to any period ending on or prior to the Second Closing Date received by the Company and its Subsidiaries after the Second Closing Date.

     9.3 INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article IX, Buyer and NGC shall indemnify the Stockholders and their respective affiliates, officers, directors, employees, agents, successors and assigns, for, and shall defend and hold them harmless from, against and with respect to any Damages that result from any breach of or noncompliance with any of Buyers' or NGC's representations, warranties, covenants or agreements contained in this Agreement or in the certificate referred to in Section 7.1(c) hereof.

     9.4 GENERAL PROCEDURES. (a) Notice. A party that may be entitled to indemnification under this Article IX (an "Indemnified Person") shall give written notice to the other party (the "Indemnifying Person") of the assertion of any claim, or the commencement or any suit, action or proceeding, which such party discovers or of which it receives notice which might give rise to a claim under this Article IX ("Claim"). Such notice shall specify (i) that a Claim is being made; (ii) the section or sections of this Agreement under which such Claim is made; (iii) in reasonable detail, to the extent known, each individual item of Damages and the basis therefor, and all items which offset any Claim, and (iv) all items which in the aggregate comprise the deductible (required until such deductible has been met). With respect to a Claim pursuant to Section 9.2(a) hereof, all notices shall be delivered contemporaneously to the Contract Escrow Agent.

          (b) Third Party Claims. The obligations and liabilities of the Indemnifying Person under this Article IX with respect to Damages arising from Claims of any third party which are subject to the indemnification provided for in this Article IX and except as otherwise provided in Section 6.10(c) hereof ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Person shall receive notice of any Third Party Claim, the Indemnified Person shall give the Indemnifying Person notice of such Third Party Claim within 30 days of the receipt by the Indemnified Person of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Person from any of its obligations under this Article IX except to the extent the Indemnifying Person is prejudiced by such failure and shall not relieve the Indemnifying Person from any other obligation or liability that it may have to any Indemnified Person other than under this Article IX. The Indemnifying Person shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Person within five days of the receipt of such notice from the Indemnified Person; provided, however, that if there exists, under applicable standards of professional conduct, a conflict between the positions of such parties on any significant issue that would make it inappropriate in the judgment of the Indemnified Person, in its sole discretion, for the same counsel to represent both the Indemnified Person and the Indemnifying Person, then the Indemnified Person shall be entitled to retain its own counsel at the Indemnifying Person's sole expense. In the event the Indemnifying Person exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Person shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person's expense, all witnesses, pertinent records, materials and information in the Indemnified Person's possession or under the Indemnified Person's control relating thereto as is reasonably required by the Indemnifying Person. Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Person shall cooperate with the Indemni-fied Person in such defense and make available to the Indemnified Person, at the Indemnified Person's expense, all such witnesses, records, materials and information in the Indemnifying Person's possession or under the Indemnifying Person's control relating thereto as is reasonably required by the Indemnified Person. No such Third Party Claim may be settled by the Indemnifying Person without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld if the Indemnified Person would not be unduly prejudiced); except that a Third Party Claim which does not involve allegations of criminal or fraudulent conduct by the Indemnified Person and seeks only non-exemplary damages against the Indemnified Person may be settled by the Indemnifying Person if such settlement involves a complete release of the Indemnified Person from liability.

          (c) CLAIMS DISPUTE RESOLUTION. Upon receipt by an Indemnifying Person of a notice of a Claim pursuant to Section 9.4(a), if the Indemnifying Person disagrees with the Claim or the amount of Damages claimed, the Indemnifying Person shall notify the Indemnified Person and the Contract Escrow Agent in writing within 30 days after the Indemnifying Person's receipt of such notice of Claim, and the Indemnifying Person and the Indemnified Person shall attempt to resolve such disagreement. If the Indemnifying Person does not notify the Indemnified Person in writing of its disagreement with such notice of Claim within 30 days of receipt of such notice of Claim, Damages shall be the amount set forth in such notice of Claim. If such parties are unable to resolve such disagreement within 30 days after the receipt by the Indemnified Person of the Indemnifying Person's written disagreement with such Claim, then such parties shall submit such dispute to binding arbitration in accordance with the terms of this Agreement.

     9.5 STOCKHOLDERS' AGENT. At all times after the date of this Agreement until all the Stockholders' obligations under this Agreement have been satisfied or expired, the Stockholders shall have one or more persons duly appointed and authorized to act as their attorney in fact with respect to all matters relating to this Agreement and the transactions contemplated herein (the "Agreement Matters"; the person or persons so appointed and authorized to so act at any given time being referred to herein as the "Stockholders' Agent"). Each of the Stockholders hereby appoints Stephen A. Vogel as the Stockholders' Agent, and authorizes him to act as his or her attorney in fact with respect to all Agreement Matters (including receiving notice for indemnification purposes). Any and all parties to this Agreement shall be entitled to rely, and shall be fully protected in relying, upon as fully binding upon all of the Stockholders, all action taken by the Stockholders' Agent, including any instrument or document executed in each of the Stockholders' names by the Stockholders'

Agent, prior to receiving notice of a successor being appointed by the Stockholders to the person who took such action as the Stockholder's Agent. The Stockholders' Agent shall not be liable to the Stockholders for any action taken or omitted by him in good faith and believed by him to be authorized hereby or within the rights or power conferred upon him hereunder, nor for action taken or omitted by him in good faith, nor for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

     9.6 INDEMNIFICATION OBLIGATIONS. Each of the Stockholders' indemnification obligations under Article IX and Article X of this Agreement shall be several and not joint; except, that with respect to the indemnification obligations of Sherman C. Vogel and Jeanette Vogel, such indemnification obligations shall be joint and several as to each other.

X.  C&L MATTERS

     10.1 C&L MATTERS. Subject to the limitations set forth in this Article X, the Stockholders shall indemnify Buyer and its affiliates, officers, directors, employees, agents, successors and assigns (each a "C&L Indemnified Person") for, and shall defend and hold them harmless from, against and with respect to all Damages that result from any claim, suit, action and other proceeding by or before any court or governmental authority

(each, a "Proceeding") arising out of, or relating to, the operations of the Company and its Subsidiaries, and the condition of their respective properties, up to and but not including the Second Closing Date (the "C&L Period"), whenever asserted (whether before or after the Second Closing Date), other than those matters covered in Sections 4.9, 4.12 and 4.16 hereof and their corresponding Sections of the Disclosure Schedule (collectively, the "C&L Matters" and individually a "C&L Matter"); provided, however that, with respect to a Proceeding brought after the Second Closing Date, in order for such Proceeding to be deemed a C&L Matter such Proceeding (i) must have been commenced by the earlier of the third anniversary of the Second Closing Date and the expiration of the statute of limitations for such Proceeding, in the case of a Proceeding for wrongful death, personal injury or property damage, and (ii) must have been commenced by the first anniversary of the Second Closing Date, in the case of all other Proceedings; provided further, that, 180 days after the Second Closing Date, the $4 million of the Contract Escrow Cash allocated to cover Damages for a breach of the consumer propane tank ownership representation and warranty in Section 4.9(a) hereof, less (a) any Damages paid for a breach of such tank ownership representation and warranty, and (b) any amount in dispute with respect to a claim for such Damages for a breach of such tank representation and warranty, shall be available to provide the Stockholders with a source to fund the payment of Damages relating to the C&L Matters.

     10.2  ADJUSTMENTS TO THE C&L MATTERS ESCROW FUNDS.

          (a) Upon the termination of the Contract Escrow Agreement, the Contract Escrow Agent shall deliver to the C&L Matters Escrow Agent any remaining shares of Buyer Series A Preferred Stock. Such stock shall be endorsed to the C&L Matters Escrow Agent and at such time shall be included in the term "C&L Matters Escrow Fund".

     (b) Buyer shall hire, or shall cause the Company to hire, a firm to determine an appropriate litigation reserve for the outstanding C&L Matters on the second and third anniversaries of the Second Closing Date. Such determinations shall be delivered by such firm directly to Buyer, the Stockholders' Agent and the C&L Matters Escrow Agent. The selected firm shall be mutually agreed to by Buyer and the Stockholders' Agent and shall be in the business of performing such types of determinations. The cost of such firm for the two determinations referred to above shall be borne equally by Buyer and the Stockholders. The Stockholders shall have the right to hire a firm (that has been approved in writing by Buyer) at their sole cost to perform determinations in addition to the two determinations referred to above at any time after such first determination is performed.
To the extent such firm's determination of the appropriate reserve is less than the C&L Matters Escrow Cash at the time of such determination, such excess cash shall be released from escrow by the C&L Matters Escrow Agent and delivered to the Stockholders' Agent.

     10.3  C&L MATTERS GOVERNANCE.

          (a) When the Company or any of its affiliates receives notice of the assertion of any C&L Matter, Buyer shall give the Stockholders' Agent notice thereof not later than five business days (but sooner, subject to Buyer's best efforts, to the extent a temporary restraining order is involved) of the receipt by the Company or any of its affiliates of such notice of assertion and Buyer shall forward, or cause to be forwarded, to the Stockholders' Agent all documents received by it or Buyer's affiliates with respect to C&L Matters within five business days after receipt of such documents; provided, however, that the failure to provide such notice or other documents to the Stockholders' Agent shall not release the Stockholders from any of their obligations under this Article X except to the extent the Stockholders are prejudiced by such failure and shall not relieve the Stockholders from any other obligation or liability that they may have to any of the Indemnified Persons other than under this Article X. The Stockholders shall assume and control the defense of each such C&L Matter and shall pay all Damages relating to such C&L Matter. The Company and its affiliates shall cooperate with the Stockholders in the defense of the C&L Matters and make available to the Stockholders, all personnel, witnesses, pertinent records, materials and information in the Company's or its affiliates' possession or under such person's control relating thereto as is reasonably required by the Stockholders. No C&L Matter may be settled by the Stockholders without the prior written consent of Buyer (which consent shall not be unreasonably withheld if the Company and its affiliates would not be unduly prejudiced); except that a C&L Matter which does not involve allegations of criminal or fraudulent conduct by the Company and its affiliates and seeks only non-exemplary damages against some or all of the named defendants may be settled by the Stockholders if such settlement involves a complete release of such defendants from liability.

          (b) A C&L Indemnified Person shall give written notice to the Stockholders' Agent, on behalf of the Stockholders, (the "C&L Indemnifying Person") of the assertion of Damages under this
Article X. Such notice shall specify (i) that a claim is being made for Damages that have not been paid by the Stockholders pursuant to this Article X, and (ii) in reasonable detail, to the extent known, each individual item of Damages and the basis therefor. With respect to a claim pursuant to this Article X, all notices shall be delivered contemporaneously to the C&L Matters Escrow Agent.

          (c) Upon receipt by a C&L Indemnifying Person of a notice of a claim for Damages pursuant to Article X, if the C&L Indemnifying Person disagrees with the claim or the amount of Damages claimed, the Indemnifying Person shall notify the C&L Indemnified Person and the C&L Matters Escrow Agent in writing within 30 days after the C&L Indemnifying Person's receipt of such notice of claim, and the C&L Indemnifying Person and the C&L Indemnified Person shall attempt to resolve such disagreement.
If the C&L Indemnifying Person does not notify the C&L Indemnified Person in writing of its disagreement with such notice of claim within 30 days of receipt of such notice of claim, Damages shall be the amount set forth in such notice of claim. If such parties are unable to resolve such disagreement within 30 days after the receipt by the C&L Indemnified Person of the C&L Indemnifying Person's written disagreement with such claim, then such parties shall submit such dispute to binding arbitration in accordance with the terms of this Agreement.

          (d) With respect to all C&L Matters, the Stockholders shall be subrogated to all rights of the Company and its affiliates with respect to all third parties relating to C&L Matters. Buyer shall cause the Company to maintain appropriate insurance for the Company's business as determined in Buyer's sole discretion. In the event that Buyer or the Company determines to terminate any insurance policy set forth in Section
4.20 of the

Disclosure Schedule which covers C&L Matters, the Stockholders'
Agent shall have the right at its sole expense, to continue such policies. Buyer shall provide the Stockholders' Agent with 30 days written notice of any such proposed termination.

XI.  MISCELLANEOUS

               11.1 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall pay all fees and expenses incurred by (or on behalf of) Buyer, NGC, or their respective affiliates, and the Stockholders shall pay all fees and expenses incurred by (or on behalf of) the Stockholders, the Company or their respective affiliates, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

     11.2 FURTHER ASSURANCES. From time to time after the Second Closing Date, at the request of Sellers and S&J on the one hand, and Buyer or NGC, on the other hand, and at the expense of the party so requesting, Sellers and S&J or Buyer and NGC, as the case may be, shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     11.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this

Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

     (a)  If to Buyer, to:

          Syn Inc.
          c/o Northwestern Growth Corporation
          33 Third Street, S.E.
          Huron, South Dakota 57350
          Fax No.  (605) 353-8586

          Attention:  Richard R. Hylland, Vice Chairman

          with copies to:

          Schiff Hardin & Waite
          7200 Sears Tower
          Chicago, Illinois 60606
          Fax No.  (312) 258-5600

          Attention:  Linda Jeffries Wight, Esq.

          Empire Gas Company
          P.O. Box 303
          1700 South Jefferson
          Lebanon, Missouri 65536

          Attention:  Paul S. Lindsey, Jr., President

          Guilfoil Petzall & Shoemake
          Suite 2000
          100 North Broadway
          St. Louis, Missouri 63102
          Fax No.  (314) 241-2389

          Attention:  Jim J. Shoemake, Esq.

          If to NGC, to:

          Northwestern Growth Corporation
          33 Third Street S.E.
          Huron, South Dakota  57350
          Fax No. (605) 353-8586

          Attention:  Richard R. Hylland, President

     (c)  If to Sellers,

          prior to the Second Closing to:

          Synergy Group Incorporated
          175 Price Parkway
          Farmingdale, New York 11735
          Fax No.  (516) 454-6911

          Attention:  Stephen A. Vogel, Vice Chairman

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022-9931
          Fax No.  (212) 735-2000

          Attention:  Blaine V. Fogg, Esq.

          after the Second Closing, to:

          the Stockholders' Agent
          c/o Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022-9931
          Fax No.  (212) 735-2000

          Attention:  Blaine V. Fogg, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     11.4 ENTIRE AGREEMENT. This Agreement and the exhibits hereto, the Disclosure Schedule and the Buyer Disclosure Schedule and schedules and other documents and certificates to be delivered pursuant hereto or referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreement referred to in Section 6.11 hereof) contain the entire understanding of the parties hereto with respect to their subject matter and supersedes all prior agreements and understandings, oral and written, with respect to their subject matter.

     11.5 SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provi-sions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

     11.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of Sellers, S&J, Buyer and NGC and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either Sellers and S&J, on the one hand, or Buyer or NGC, on the other hand, without the prior written consent of the other parties; except that it is understood and agreed between the parties that Buyer may assign to one or more of its existing or to be formed subsidiaries all or part of Buyer's rights to purchase stock and assets under this Agreement, but such assignment shall not relieve Buyer or NGC of any of its obligations under this Agreement or alter or affect any such obligation.

     11.7 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of Sellers and S&J and their respective successors and permitted assigns, with respect to the obligations of Buyer and NGC under this Agreement, and for the benefit of NGC and Buyer and its successors and permitted assigns (and after the

Second Closing the Company and its Subsidiaries), with respect to the obligations of Sellers and S&J under this Agreement, this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     11.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

     11.9 INTERPRETATION. (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (c) As used in this Agreement, the term "wire transfer" shall mean the wire transfer of U.S. dollars in immediately available funds.

          (d) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General

Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (e) As used in this Agreement, the term "signatures guaranteed" shall mean a signature guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States.

     11.10 ARBITRATION. Any dispute arising under this Agreement shall be resolved by arbitration. The Stockholders' Agent, the Company, NGC, Buyer and S&J agree: (a) to observe and be bound by the procedures of the American Arbitration Association ("AAA"), (b) to submit all such disputes to the office of the AAA in the city of Philadelphia in the State of Pennsylvania or such other mutually agreed office which has jurisdiction in the state of Delaware, and (c) to be subject to the jurisdiction of the arbitrators in the State of Delaware, upon notice, in accordance with the provisions of this Agreement, that a dispute has been submitted to the office of the AAA.

     11.11 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                         THE STOCKHOLDERS


                         /s/ Sherman C. Vogel
                         ----------------------------------------
                         Sherman C. Vogel


                         /s/ Stephen A. Vogel
                         ----------------------------------------
                         Stephen A. Vogel


                         /s/ Jeffrey K. Vogel
                         ----------------------------------------
                         Jeffrey K. Vogel


                         /s/ Jon M. Vogel
                         ----------------------------------------
                         Jon M. Vogel


                         /s/ Jeanette Vogel
                         ----------------------------------------
                         Jeanette Vogel

                         SYNERGY GROUP INCORPORATED

                         By:/s/ Stephen A. Vogel
                            -------------------------------------
                            Name:  Stephen A. Vogel
                            Title: Executive Vice President

                         S&J INVESTMENTS

                         By:/s/ Sherman C. Vogel
                            -------------------------------------
                            Name:  Sherman C. Vogel
                            Title: General Partner

                         By:/s/ Stephen A. Vogel
                            -------------------------------------
                            Name:  Stephen A. Vogel
                            Title: General Partner

                         By:/s/ Jeffrey K. Vogel
                            -------------------------------------
                            Name:  Jeffrey K. Vogel
                            Title: General Partner

                         By:/s/ Jon M. Vogel
                            -------------------------------------
                            Name:  Jon M. Vogel
                            Title: General Partner

                         SYN INC.

                         By:/s/ Richard R. Hylland
                            -------------------------------------
                            Name:  Richard R. Hylland
                            Title: President

                         NORTHWESTERN GROWTH CORPORATION

                         By:/s/ Richard R. Hylland
                            -------------------------------------
                            Name:  Richard R. Hylland
                            Title: President

                                                                      EXHIBIT B

                 AGREEMENT AMONG SYN INC. AND ITS STOCKHOLDERS


            THIS AGREEMENT, dated ___________ _____, 1995, is made and entered into by and among SYN Inc., a Delaware corporation (the "Company"), Northwestern Growth Corporation, a South Dakota corporation ("NGC"), Empire Gas Corporation, a Missouri corporation (Empire"), and the persons hereinafter sometimes called the "Vogels," namely, Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon
M. Vogel and Jeannette Vogel (NGC, Empire and the Vogels being hereinafter sometimes collectively called the "Stockholders" and individually called a "Stockholder"), with respect to the following circumstances:

      A. The Company has been incorporated for the purposes of entering into the Purchase and Sale Agreement, dated May 17, 1995, by and among the Vogels, Synergy Group Incorporated ("Synergy"), S&J Investments, the Company and NGC (the "Synergy Agreement"), consummating the closing thereunder by which the Company and its subsidiaries are to acquire substantially all of the business and various assets of, and stock interests in, Synergy and its subsidiaries (the "Synergy Acquisition"), and operating the acquired business on an ongoing basis.

      B. NGC owns beneficially and of record 82,500 of the 100,000 authorized shares of Common Stock of the Company, par value $.01 per share (the "Common Stock").

      C. The Vogels, as part of the consideration for the Synergy Acquisition, have been issued, and own beneficially and of record, the remaining 17,500 shares of the authorized shares of Common Stock (which will be 17.5% of the issued and outstanding Common Stock before and after the exercise of the Empire Option (defined in paragraph D below)), as follows:

                                                NUMBER OF SHARES
                                                ----------------
                  Sherman C. Vogel
                  Stephen A. Vogel
                  Jeffrey K. Vogel
                  Jon M. Vogel
                  Jeannette Vogel

      D. Empire has an option to acquire from NGC up to 30,000 of the shares of Common Stock owned by NGC (such 30,000 shares constituting 30% of the issued and outstanding Common Stock), as provided in the Agreement Among Initial Stockholders and SYN Inc., dated May 17, 1995, among the Company, NGC and Empire (the "Empire Option").

      E. The parties hereto are entering into this Agreement pursuant to the Synergy Agreement and to satisfy an essential condition to the Vogels' acceptance of the 17,500 shares of Common Stock as part of the consideration for the Synergy Acquisition.

            NOW THEREFORE, in consideration of the foregoing premises and the agreements herein, the parties hereto agree as follows:

                       ARTICLE 1:  REGISTRATION RIGHTS

      SECTION 1.01 DEFINITIONS. For purposes of this Agreement: (i) the term "1933 Act" means the Federal Securities Act of 1933, as amended; (ii) the terms "register," "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the 1933 Act (a "registration statement") and such registration statement becoming effective under the 1933 Act; (iii) the term "Registrable Securities" means the outstanding shares of Common Stock of the Company held by the Stockholders from time to time or any securities issued in exchange therefor in the event of a recapitalization, stock split, merger, consolidation or other combination or exchange of shares; and
(iv) the term "Holder" means any Stockholder who owns of record Registrable Securities.

      SECTION 1.02 COMPANY REGISTRATION. Subject to Section 1.06 hereof, if at any time the Company determines to register any shares of Common Stock under the 1933 Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration for public distribution of any of the Registrable Securities, the Company shall, each such time, promptly give each Holder written notice of such determination. Upon the written request of any Holder received by the Company within 30 days after the giving of any such notice by the Company to such Holder, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested be registered, together with the registration of the Common Stock otherwise being registered by the Company. The Company may elect to either not file or withdraw the filing of any registration statement relating to a registration described in this Section
1.02 at any time prior to the effectiveness thereof.

     SECTION 1.03  OBLIGATIONS OF THE COMPANY.  Whenever under Section 1.02 or
1.08 hereof the Company is to use its best efforts to effect the registration of any Registrable Securities, that shall require the Company to do the following:

            (a) As expeditiously as reasonably possible, prepare and file with the Securities and Exchange Commission ("SEC," which term includes any successor agency) a registration statement with respect to such Registrable Securities, together with the Common Stock otherwise being registered by the Company, and use its best efforts to cause such registration statement to become and remain effective under the 1933 Act, except that the Company shall in no event be obligated to cause any such registration to remain effective for more than nine months.

            (b) As expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

            (c) As expeditiously as reasonably possible, furnish to the Holders such numbers of the copies of the prospectus used in connection with such registration statement (including all preliminary prospectuses and the final prospectus), and all amendments and supplements thereto, and such other documents as they may reasonably request in order to facilitate the distribution of the Registrable Securities owned by them.

            (d) As expeditiously as reasonably possible, make a commercially reasonable effort to register and qualify the securities covered by such registration statement under such securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate or requested by the Holders or by the underwriter for the distribution of the securities covered by the registration statement, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and except that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the registration or qualification of the securities in that jurisdiction be borne by those selling the securities, then such expenses shall be payable by selling Holders pro rata, to the extent required by such jurisdiction.

            (e) Advise each Holder promptly after the Company shall receive notice or obtain knowledge thereof of (i) the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose, (ii) any similar action by any regulatory agency of competent jurisdiction under the securities or Blue Sky laws of any jurisdiction, and in any such case promptly make a commercially reasonable effort to prevent the issuance of any stop order or the taking of any such similar action or to obtain its withdrawal if such stop order shall be issued or any such similar action shall be taken, and (iii) the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of material fact or omits to state any fact necessary to make the statements therein not misleading.

            (f) Furnish to each Holder of Registrable Securities covered by such registration statement copies of all documents proposed to be filed with respect to any amendment or supplement to such registration statement or prospectus at a reasonable time prior to such filing, and not file any such amendment or supplement to which the Holders of a majority of the Registrable Securities covered by such registration statement shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or the rules and regulations thereunder, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law.

            (g) Furnish on the effective date of the registration statement and, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement: (i) an opinion, dated each such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holders participating in such registration, stating that such registration statement has become effective under the 1933 Act and that (A) to the best of such counsel's knowledge, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act, (B) the registration statement, related prospectus and each amendment or supplement thereto comply as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations of the SEC thereunder (except that such counsel need express no opinion as to financial statements and financial data contained therein), (C) such counsel have no reason to believe that the registration statement, the prospectus or any amendment or supplement thereto contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading (except that such counsel need express no belief as to the financial statements and financial data contained therein), (D) the description in the registration statement or prospectus or any amendment or supplement thereto of all legal and governmental proceedings and all contracts and other legal documents or instruments filed as exhibits to the registration statement are accurate and fairly present the information required to be shown, and (ii) a letter dated each such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holders participating in such registration, covering such matters as such underwriters and such Holders may reasonably request, in which letter such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act and applicable rules and regulations thereunder.

            (h) Enter into such customary agreements and take all such other actions as the holders of a majority of the Registrable Securities covered by such registration statement or the managing underwriters for such registration may reasonably request in order to facilitate the distribution of such Registrable Securities (including, without limitation, to cause such Registrable Securities to be listed on such securities exchange on which similar securities issued by the Company are then listed, to cause such Registrable Securities to be eligible for quotation and transaction reporting through an automated inter-dealer quotation system operated by a national securities association, and to provide a transfer agent and registrar).

            (i) Make available for inspection by, and cause the Company's officers, directors, employees and independent accountants to supply to, any Holder of Registrable Securities covered by such registration statement, any underwriter participating in the distribution pursuant to such registration statement, and any attorney, accountant or other agent for any thereof, all financial and other records of the Company and all information reasonable requested in connection with such registration statement.

      SECTION 1.04 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 1 that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

      SECTION 1.05 EXPENSES OF REGISTRATION. All expenses incurred in connection with a registration pursuant to Section 1.02 hereof (excluding underwriters' discounts and commissions and expenses expressly required by
Section 1.03(d) hereof to be paid by the selling Holders), including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, internal expenses of the Company (including, without limitation, salaries of officers and employees) and listing fees shall be borne by the Company.

      SECTION 1.06 UNDERWRITING REQUIREMENTS. In connection with any registration requested by any Holder pursuant to Section 1.02 hereof, the Company shall not be required hereunder to include any of the Holders' Registrable Securities in such registration unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, when added to the securities otherwise being registered by the Company, in the written opinion of the managing underwriters, exceed the Maximum Feasible Quantity for such registration. If the total number of Registrable Securities requested pursuant to this Agreement to be included in such registration, when added to the securities otherwise being registered by the Company, exceeds the Maximum Feasible Quantity for such registration, then the Registrable Securities of the Holders to be included in such registration shall be apportioned among the selling Holders, based on the total number of Registrable Securities requested to be registered by each. All shares sold to cover any over-allotment shall be apportioned among the selling Holders and the Company in proportion to the total number of shares being sold by each; provided, however, that any such over-allotment shall first be allocated to the selling Holders to the extent any of the Registrable Securities requested to be included in such registration by all Holders, when added to the securities otherwise being registered by the Company, exceeded the Maximum Feasible Quantity. For purposes of this Agreement, Maximum Feasible Quantity shall be the amount of securities which the managing underwriter for the underwritten public offering of the Common Stock reasonably believes to be the maximum number that should be included in the public offering because the inclusion of shares in excess of such maximum number would likely have a material adverse effect on the offering.

     SECTION 1.07  HOLDBACK AGREEMENT.

            (a) Each Stockholder agrees not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable for any equity securities of the Company, during the 30 days prior to and the 90-day period beginning on the effective date of the registration of the Registrable Securities pursuant to Section 1.02 hereof, except, in either case, as a part of such underwritten public offering covered by such registration statement, unless the managing underwriters for such offering otherwise agree.

            (b) The Company agrees not to effect any public sale or distribution of any of its equity securities, or any securities convertible into or exchangeable for any of its equity securities, during the 30 days prior to and the 90-day period beginning on the effective date of the registration of Registrable Securities pursuant to Section 1.02 hereof (except, in either case, pursuant to a registration on Form S-8 or a similar successor form), unless the managing underwriters for the public offering pursuant to Section 1.02 hereof otherwise agree that such public sale or distribution will not adversely affect the public offering pursuant to Section 1.02 hereof.

      SECTION 1.08 REQUEST FOR REGISTRATION. If, after the Company has concluded the sale of shares of Common Stock in an initial underwritten public offering thereof for which the shares were registered under the 1933 Act, and while this Agreement remains in effect, any one of the Vogels gives written notice to the Company (specifying that it is being given pursuant to this Section 1.08) requesting the Company to file a registration statement to register under the 1933 Act a specified amount of Registrable Securities owned by the requesting person, then the Company shall promptly notify all of the other Vogels who are Holders of such request. Within 30 days after receipt by such other Vogels of notice of such request, each of them may notify the Company that as such a Holder he or she requests that all or a portion of such Holder's Registerable Securities be included in such registration (all of the Vogels who at that point have requested the Company to include some or all of their Registrable Securities in the registration being hereinafter referred to as the "Sellers"). The Company shall then use its best efforts to cause to be registered under the 1933 Act all Registrable Securities that the Sellers have so requested to be registered. Notwithstanding the foregoing, the Company shall not be obligated to effect a registration pursuant to this Section 1.08 during the period starting with the date forty-five (45) days prior to the Company's estimated date of filing of, a registration statement pertaining to an underwritten public offering of Common Stock for the account of the Company, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing such registration statement is made in good faith. The Company shall be obligated to effect one registration pursuant to this Section
1.08. Any request for registration under this Section 1.08 must be for a firm underwritten public offering in accordance with terms agreed upon between the underwriter or underwriters and the Holders of a majority of the Registrable Securities being sold for the Sellers under the registration, to be managed by an underwriter or underwriters of recognized national standing designated by the Sellers and reasonably acceptable to the Company. At any time prior to the effectiveness of the registration statement, any request for registration under this Section 1.08 may be withdrawn by the Sellers, whereupon the Company shall either not file or withdraw the filing of the registration statement, as applicable, and such withdrawal of the request for registration will not be deemed to have been the exercise of the registration right granted in this
Section 1.08. The provisions of Sections 1.03, 1.04 and 1.05 herein shall apply to any registration, or attempts to effect registration, which the Company is required to make under this Section 1.08, including any registration statement that is withdrawn or not filed as provided in this Section 1.08, except that the expenses which the Company would otherwise be required to bear under Section
1.05 herein shall be paid in equal shares by the Company as one party and by the Sellers as the other party.


                    ARTICLE 2:  RESTRICTIONS ON TRANSFER

      SECTION 2.01 GENERAL RESTRICTIONS. Each Stockholder agrees not to sell, transfer, pledge or otherwise dispose of any of the Stockholder's shares of Common Stock except in a transaction for which the shares have been registered under the 1933 Act, or in a transaction which is exempt from such registration under the 1933 Act. Without limiting the Vogels' rights under the preceding sentence, in each case in which any of the Vogels transfers his or her shares of Common Stock to his or her parents, siblings, descendants and/or descendants of siblings, or to a trust for the benefit of any of them, and such transferee joins in this Agreement as a Stockholder (which it is agreed that each such transferee may do), then such transferee shall thereupon be deemed to be included in the term "Vogels," and thereafter will be one of the Vogels for all purposes of this Agreement.

      SECTION 2.02  PARALLEL EXIT.

            (a) No Stockholder, alone or in connection with any other Stockholders, in a single transaction or series of related transactions, shall directly or indirectly sell, transfer or otherwise dispose of, shares of Common Stock which in the aggregate entitle the holder thereof to cast a majority of the votes entitled to be cast for the election of directors of the Company in a general election of such directors, unless (i) prior to such sale, transfer or other disposition each of the Stockholders (other than those proposing such sale, transfer or other disposition, who are hereinafter referred to as the "Selling Stockholders") has been notified of the proposed transaction and has been provided a firm, irrevocable right, exercisable within 30 days after the date such notice is given to the Stockholders, to sell to the proposed transferee at the same time and upon the same terms and conditions offered to the Selling Stockholders that percentage of the shares of Common Stock then owned by such Stockholder as is at least equal to the percentage of the total shares of Common Stock owned by the Selling Stockholders which are proposed to be sold, transferred or otherwise disposed of by the Selling Stockholders in such transaction, and (ii) the transferee in such transaction enters into a binding assumption agreement by which it assumes and agrees to be bound by all of the obligations of Stockholders under this Agreement with respect to the shares of Common Stock to be acquired by such transferee in such transaction. For purposes of this Agreement, the sale, transfer or other disposition of any stock option, warrant, convertible security or other right entitling the holder thereof to acquire shares of Common Stock shall be deemed to be a sale, transfer or other disposition of the shares of Common Stock obtainable by the exercise thereof, whether or not exercisable at the time, and votes entitled to be cast in the election of directors of the Company shall be calculated as if all rights to acquire securities that would be entitled to vote in a general election of directors of the Company at the time outstanding, whether or not then exercisable, have been exercised so as to entitle the securities derived from such exercise to be voted in such election.

            (b) Notwithstanding the provisions of Section 2.02(a) above, those provisions shall not apply to the following:

                  (i) any transfer from NGC to Empire of shares of Common Stock pursuant to the exercise of the Empire Option or any retransfer thereof from Empire to NGC pursuant to Section 1.04 of the Agreement Among Initial Stockholders and SYN Inc., dated May 17, 1995, among the Company, NGC and Empire;

                  (ii) any disposition of shares of Common Stock in connection with any merger, consolidation or liquidation of the Company;

                  (iii) any transfer of shares of Common Stock from NGC to
            Northwestern Public Service Company ("NWPS"), or any successor to substantially all of the business and assets of NWPS, or to any wholly owned subsidiary of NWPS or such successor, provided that such transferee enters into a binding assumption agreement by which it assumes and agrees to be bound by the obligations of NGC under this Agreement;

                  (iv) any sale of shares of Common Stock in an underwritten public offering for which such shares are registered under the 1933 Act; or

                  (v) any pledge or granting of a security interest in shares of Common Stock owned by NGC (or its transferee under clause (iii) above) to secure loan financing obtained by NWPS, NGC, or such transferee, or any sale thereof by foreclosure of such pledge or security interest, or any sale in lieu of such foreclosure.


                         ARTICLE 4:  BOARD MEETINGS

            So long as this Agreement remains in effect, or until the Vogels have disposed of their Registrable Securities, whichever first occurs, a representative of the Vogels (designated in writing in a notice to the Company) shall be given the same notice as is given to the directors of the Company of all regularly scheduled meetings of the Board of Directors of the Company ("Board") (which will be scheduled according to the needs of the business and affairs of the Company, but which are presently expected to be held at least quarterly), as well as all written information provided to such directors for each such meeting, and shall be allowed to attend (in person or by telephone) each such meeting.

                         ARTICLE 5:  PUTS AND CALLS

      SECTION 5.01 PUTS AND CALLS. At all times after the seventh anniversary of the Second Closing Date under the Synergy Agreement while this Agreement remains in effect, each of the Vogels shall have a put right to sell to the Company his or her Registrable Securities at a price equal to 90% of the fair market value thereof, determined as provided in Section 5.02, provided the Company has adequate liquidity to make that purchase (combining for this purpose all of the Registrable Securities for which such put rights at the time have been exercised), as reasonably determined by the Board; and the Company shall have a call right to purchase all of the Vogels' Registrable Securities at a price equal to 110% of the fair market value thereof, determined as provided in
Section 5.02 herein. Such put and call rights may be exercised by the giving of written notice thereof to the Company (in the case of a put right) or to the Vogels (in the case of a call right).

      SECTION 5.02 APPRAISAL AND CLOSING PROCEDURE. Promptly after the exercise of a put or call right granted under Section 5.01 herein, the parties involved in the put or call transaction shall attempt to reach agreement as to the fair market value of the Registrable Securities to be sold and purchased (which shall be the proportionate share of the fair market value of the Company as a whole, determined on a private company basis, allocated to the securities involved in the exercised put or call without any discount for minority interests), but if such agreement is not reached within 30 days after such notice of exercise is given, then the fair market value of the Registrable Securities to be sold and purchased as aforesaid shall be determined by an appraiser or investment banker with recognized expertise in such matters, agreed upon by the parties involved or if they cannot agree upon such an appraiser or investment banker within 30 days, then each of the parties (the Company on one side and the Vogels involved in the exercised put or call on the other) shall select such an appraiser or investment banker, and those selected shall select a third such appraiser or investment banker to determine such value. The fees and expenses of each such appraiser and investment banker shall be borne in equal shares by the Company on one side and the Vogels involved in the exercised put or call on the other. As soon as the fair market value of the Registrable Securities involved in the exercised put or call is determined, the parties shall promptly consummate the sale and purchase of the Registrable Securities by the Company making a payment in an amount equal to such fair market value of such Registrable Securities, determined as aforesaid, in exchange for delivery of clear title to such Registrable Securities. In the event the Company sells shares of Common Stock in an initial underwritten public offering of its Common Stock within nine months after the Company exercises a call right to purchase granted under
Section 5.01 herein, the Company will, upon closing such sale of shares in such initial underwritten public offering, pay to each of the Vogels the difference (if any) between the price paid to him or her for the shares purchased from him or her by the exercise of the call purchase right and (if greater) the price that would have resulted if the initial price to the public in such public offering had been the fair market value of the Registrable Securities purchased by the exercise of the call.


                          ARTICLE 6:  MISCELLANEOUS

      SECTION 6.01 RESTRICTIVE LEGEND. Each certificate issued by the Company to evidence shares of Common Stock held by a Stockholder shall be endorsed with the following legend:

            "The shares represented by this certificate are subject to the Agreement among SYN Inc. and its Stockholders, dated as of [insert the date of this Agreement], as the same may be amended, on file with SYN Inc. at its principal business office and may be transferred or otherwise disposed of only in accordance therewith."


      SECTION 6.02  AGREEMENTS RE ESCROW.

            (a) Each of the Vogels hereby agrees that the portion of claims paid from the Contract Escrow Funds (as defined in the Synergy Agreement) that are properly allocated to the Promissory Note (as defined in the Synergy Agreement) in accordance with the terms of the Synergy Agreement and the Contract Escrow Agreement (as defined in the Synergy Agreement) shall be deemed to be offsets against the payments of principal due under the Promissory Note.

            (b) Each of the Vogels hereby agrees that all dividends and distributions on the Buyer Common Stock, and the Series A Preferred Stock (as those terms are defined in the Synergy Agreement) while such stock is held in escrow under the aforesaid Contract Escrow Agreement, other than cash dividends that are not liquidating dividends, shall, promptly upon receipt by him or her, be transferred to the escrowee under such Contract Escrow Agreement to be held in the escrow under such agreement as part of the Contract Escrow Funds.

      SECTION 6.03 DURATION OF AGREEMENT. This Agreement shall expire and be of no further force and effect at such time as the total shares of Registrable Securities owned by all of the Vogels constitute less than 5% of the total outstanding Registrable Securities solely as a result of transactions by the Vogels.

      SECTION 6.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) one business day after deposit with a nationally recognized overnight courier service, (c) two business days after being deposited in the United States mail, postage prepaid, first class, registered or certified mail, or (d) the business day on which it is sent and received by facsimile, as follows:

            (i)   If to the Company, to:

                              SYN Inc.
                              c/o Empire Gas Corporation
                              P.O. Box 303
                              1700 South Jefferson
                              Lebanon, Missouri  65536
                              Fax No. (417) 532-8529

                              Attention:  Paul S. Lindsey Jr., President

                  with a copy to NGC, directed to it at the place required under this Agreement for giving notice to NGC;

            (ii)  If to Empire, to:

                              Empire Gas Corporation
                              P.O. Box 303
                              1700 South Jefferson
                              Lebanon, Missouri  65536
                              Fax No. (417) 532-8529

                              Attention:  Paul S. Lindsey Jr., President;

            (iii) If to NGC, to:

                              Northwestern Growth Corporation
                              33 Third Street, S.E.
                              Huron, South Dakota  57350
                              Fax No. (605) 353-8586

                              Attention:  Richard R. Hylland, President;

            (iv) If to any of the Stockholders other than Empire or NGC, to such Stockholder at his or her address and/or telecopy number (if any) on file with the Company;

provided, however, than any party to this Agreement may change the person, address, or telecopy number for purposes of giving notice under this Agreement by giving notice to the other parties hereto.

      SECTION 6.05 CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction and interpretation of this Agreement.

      SECTION 6.06 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to the choice of law principles thereof.

      SECTION 6.07 COUNTERPARTS. Execution of separate copies of this Agreement by each or some of the several parties thereto shall have the same force and effect as though all such parties had executed the original of this Agreement. Further, the parties hereto may execute several counterparts of this Agreement, all of which shall constitute but one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    SYN INC.


                                    By
                                       -----------------------------------
                                    Title:
                                           ---------------------------------

                                    EMPIRE GAS CORPORATION


                                    By
                                       ------------------------------------
                                          President


                                    NORTHWESTERN GROWTH CORPORATION


                                    By
                                       -----------------------------------
                                          President


                                    ---------------------------------------
                                    Sherman C. Vogel

                                    ---------------------------------------
                                    Stephen A. Vogel

                                    ---------------------------------------
                                    Jeffrey K. Vogel

                                    ---------------------------------------
                                    Jon M. Vogel

                                    ---------------------------------------
                                    Jeanette Vogel